Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

Ebix, Inc.

and

the shareholders of

LifeLink Corporation

dated February 23, 2004

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

ARTICLE 2 TRANSACTION
2.1	Purchase and Sale
2.2	Purchase Price
2.3	Closing
2.4	Allocation of Purchase Price
2.5	Purchaser Share Adjustment

ARTICLE 3 OTHER AGREEMENTS AND COVENANTS OF EARNSHAW
3.1	Investigation by Purchaser
3.2	Non-Negotiation
3.3	Conduct of Business
3.4	Certain Restrictions
3.5	Monthly Financial Statements; Reports
3.6	Employee Matters
3.7	Affiliate Transactions
3.8	Regulatory and Other Approvals
3.9	Confidential Information
3.10	Access to Information
3.11	Tax Cooperation and Other Tax Matters
3.12	Restrictive Covenants
3.13	Lock-Up Agreement
3.14	Subordination Agreement
3.15	Notice and Cure

ARTICLE 4 OTHER AGREEMENTS AND COVENANTS OF PURCHASER
4.1	Regulatory and Other Approvals
4.2	Notice and Cure
4.3	Confidential Information
4.4	Access to Information
4.5	Purchaser Annual Report on Form 10-K
4.6	Reports under Securities Exchange Act of 1934
4.7	Authorization for Filing UCC-1 Financing Statement
4.8	Put Option

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF EARNSHAW
5.1	Ownership of Shares
5.2	Authorization
5.3	No Conflicts
5.4	Organization
5.5	Capitalization
5.6	Financial Statements
5.7	Absence of Undisclosed Liabilities
5.8	Tangible Personal Property

i

5.9	Contracts
5.10	Real Property
5.11	Litigation
5.12	Compliance with Applicable Laws
5.13	Intellectual Property
5.14	Conduct of Business
5.15	Absence of Questionable Payments
5.16	Insurance
5.17	Permits
5.18	Employee Benefit Plans
5.19	Affiliate Transactions
5.20	Health, Safety and Environment
5.21	Employees; Salaries; Personnel Agreements, Plans and Arrangements
5.22	Workers Compensation
5.23	Taxes
5.24	Accounts Receivable and Accounts Payable
5.25	Product Warranties
5.26	Customers
5.27	Bank Accounts
5.28	Brokers’ or Finders’ Fee
5.29	Corporate Names; Business Locations
5.30	Indebtedness; Expenses; Company SAR Plan
5.31	Securities Law Representations
5.32	Disclosure

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE CHURCH
6.1	Ownership of Shares
6.2	Authorization
6.3	No Conflicts
6.4	Litigation
6.5	Brokers’ or Finders’ Fee

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
7.1	Authorization
7.2	No Conflicts
7.3	Organization
7.4	Brokers’ or Finders’ Fees
7.5	Purchase of Shares for Investment
7.6	Purchaser Shares
7.7	Financial Statements
7.8	Litigation
7.9	Governmental Authorizations; Compliance with Legal Requirements
7.10	Environmental Matters
7.11	Disclosure

ARTICLE 8 CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION
8.1	Conditions Precedent to Obligations of Purchaser
8.2	Conditions Precedent to Obligations of the Sellers

8.3	Termination

ARTICLE 9 CLOSING
9.1	Time and Place
9.2	Deliveries of the Sellers
9.3	Deliveries of Purchaser

ARTICLE 10 INDEMNIFICATION
10.1	Indemnification by Earnshaw
10.2	Indemnification by the Church
10.3	Indemnification by Purchaser
10.4	Indemnification Procedure for Third Party Claims
10.5	Indemnification Procedures for Non-Third Party Claims
10.6	Certain Limitations on Remedies
10.7	Right of Set Off

ARTICLE 11 MISCELLANEOUS
11.1	Notices, Consents, etc
11.2	No Third Party Beneficiary
11.3	Invalid Provisions
11.4	Amendment and Waiver
11.5	Further Assurances
11.6	Counterparts
11.7	Expenses
11.8	Governing Law; Venue; Service of Process
11.9	Waiver of Jury Trial
11.10	Specific Performance
11.11	Recovery of Attorney’s Fees
11.12	Headings
11.13	Assignment
11.14	Entire Agreement
11.15	Interpretative Matters
11.16	No Strict Construction
11.17	Publicity
11.18	Knowledge

GLOSSARY OF DEFINED TERMS

2003 Audited Financial Statements
Acquisition Proposal
Affiliate
Affiliate Transactions
Affiliated Group
Agreement
Basket Amount
Books and Records
Business
Business Day
Cap Amount
Cash Purchase Price
Church
Closing
Closing Date
COBRA
Code
Colleen Earnshaw
Common Stock
Company
Company Plan Affiliate
Contracts
CW Earnshaw
Defense Counsel
Defense Notice
Delaware Financing Statement
Direct Claim
Direct Indemnification Defense Notice
Direct Indemnification Notice
Disclosure Materials
Due Diligence Period
Earnshaw
Earnshaw Liens
Employee Benefit Plan
Employment Agreement
Environmental and Safety Requirements
ERISA
Exchange Act
Financial Statements
GAAP
Governmental Authority
Hazardous Material
Indebtedness

Indemnified Party
Indemnifying Party
Intellectual Property
Inventory
Latest Balance Sheet Date
Law
Leased Real Property
Lender Liens
Liabilities
Liens
Losses
Material Contract
Organic Change
PBGC
Permits
Permitted Liabilities
Permitted Liens
Person
Pledged Collateral
Products
Purchase Price
Purchaser
Purchaser Financial Statements
Purchaser Indemnified Parties
Purchaser Shares
Put Date
Put Exercise Period
Put Notice
Put Option
Put Option Purchase Price
Put Option Shares
Real Estate Lease
Release
Release Agreements
Restricted Period
Restrictive Covenants
SEC
Secured Promissory Note
Securities Act
Security Agreement
Seller Indemnified Parties
Sellers
Shares
Stock Security Agreement
Subsidiary
Tax

v

Tax Returns
Termination Agreement
Third Party Claim
Transaction Documents
Transfer Tax
Utah Financing Statement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is dated February       , 2004, by and among Ebix, Inc., a Delaware corporation (“Purchaser”), and the shareholders (collectively, the “Sellers”) of LifeLink Corporation, a Utah corporation (the “Company”): Craig Wm. Earnshaw, an individual (“CW Earnshaw”), Colleen Earnshaw, an individual (“Colleen Earnshaw” and collectively with CW Earnshaw, “Earnshaw”), and Corporation of the President of The Church of Jesus Christ of Latter-day Saints, a corporation sole organized under the laws of the State of Utah (the “Church”).

RECITALS

A.                                   The Company is engaged in the business of developing, marketing, licensing, selling and maintaining life insurance sales software applications (the “Business”).

B.                                     The Sellers own in the aggregate Ten Million (10,000,000) shares of the common stock, no par value per share (the “Common Stock”) of the Company, constituting all of the issued and outstanding shares of capital stock of the Company, as set forth on Schedule A attached hereto (such shares being referred to herein as the “Shares”).

C.                                     The Sellers desire to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

In consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.

“Acquisition Proposal” means any proposal relating to a possible (1) merger, consolidation or similar transaction involving the Company or any Subsidiary thereof, (2) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any Subsidiary thereof representing, in the aggregate, twenty percent (20%) or more of the assets of such entity on a consolidated basis, (3) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of the Company or any Subsidiary thereof, (4) liquidation, dissolution, or other similar type of transaction with respect to the Company or any Subsidiary thereof or (5) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

“Affiliate” means, with respect to any Person, any other Person:  (i) which owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests in such Person; (ii) in which such Person owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests; or (iii) in which more than ten percent (10%) of the voting or economic interests are owned, directly or indirectly, by a Person who has a relationship with such Person described in clause (i) or (ii) above.  In addition, any Person who is a stockholder, director or executive officer of the Company or any Subsidiary thereof shall be deemed an “Affiliate” thereof.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Books and Records” means all books and records of the Company and any Subsidiary thereof, including, but not limited to, all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the States of Illinois or Utah.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plan Affiliate” means the Company, any Subsidiary thereof and predecessor of any of them and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, the Company, any Subsidiary thereof and/or any predecessor or any of them, under Section 414 of the Code or Section 4001 of ERISA.

“Contracts” means any agreements, contracts, commitments, purchase orders, licenses and leases, whether written or oral, to which the Company or any Subsidiary is a party or by which Company or any Subsidiary is bound.

“Employee Benefit Plan” means any of the following (whether written, unwritten or terminated):  (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan; (B) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (C) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement or consulting agreement.

“Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision.

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental and Safety Requirements.

“Indebtedness” means with respect to any Person (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (vi) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi), or (vii) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (ix) any refinancings of any of the foregoing obligations.

“Intellectual Property” means all intellectual property and other proprietary rights and information of the Company or any Subsidiary thereof, including but not limited to all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate name including, without limitation, the name “LifeLink”; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans; cost and pricing information, all supplier lists and related information; all domain names and web sites; sales data and plans; all customer accounts, lists, files, programs, plans, data and related information.

“Inventory” means all raw materials, work-in-process and finished goods inventory of the Company or any Subsidiary thereof.

“Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or governmental entity or agency legally binding on the relevant party or its properties.

“Liabilities” means Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, whether due or to become due).

“Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.

“Permits” means all permits, licenses, certifications, approvals and authorizations by or of, or registrations with, any Governmental Authority, including but not limited to, vehicle and business licenses.

“Permitted Liabilities” means (i) all liabilities existing as of the Closing for trade payables and accrued expenses incurred by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, to the extent included as liabilities on the 2003 Audited Financial Statements, or incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date, and (ii) all obligations to be performed after the Closing under any Contract, in each case only to the extent that the existence of such liabilities or obligations is not contrary to, or results in a breach or inaccuracy of, any covenant, representation or warranty of the Sellers under this Agreement.

“Permitted Liens” means any (a) inchoate mechanics’, carriers’, workers’ and other similar Liens arising in the ordinary course of business that are not delinquent and that in the aggregate are not material in amount and do not interfere with the present use of the assets to which they apply; and (b) inchoate Liens for current Taxes and assessments not yet due and payable.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Real Estate Lease” that certain Real Estate Lease, dated as of January 1, 2002, by and between the Company and LifeLink Building, LLC.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included) in any Tax Return relating thereto.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.

“Transaction Documents” means each of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement.

“Transfer Tax” means any stamp or other sales, transfer, use, value added, excise or similar transaction Tax imposed under the Laws of the United States or any state, country or municipality or other subdivision thereof, arising as a result of the consummation of any of the transactions contemplated hereby.

ARTICLE 2

TRANSACTION

2.1                                 Purchase and Sale.  At the Closing, on the terms and subject to the conditions set forth in this Agreement, and in reliance on the respective representations and warranties of the parties hereto, each Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from such Seller, all right, title and interest of such Seller in and to the Shares set forth opposite such Seller’s name on Schedule A.

2.2                                 Purchase Price.  The aggregate purchase price for the Shares shall equal $10,500,000 (the “Purchase Price”), and is payable to the Sellers in the manner and in the proportions set forth opposite such Sellers’ name on Schedule A as follows:

(a)                                  $5,000,000 in the aggregate less the amounts set forth on Schedule 2.2(a), payable in cash at Closing by wire transfer of immediately available funds to the Sellers and as directed on Schedule 2.2(a) (the “Cash Purchase Price”);

(b)                                 $2,500,000 in the aggregate payable pursuant to a secured promissory note made by the Purchaser in favor of CW Earnshaw substantially in the form attached hereto as Exhibit 2.2(b) (the “Secured Promissory Note”); and

(c)                                  $3,000,000 in the aggregate payable in shares of common stock of the Purchaser issued to CW Earnshaw based upon a per share valuation equal to the average closing price of shares of Purchaser common stock as reported by the Nasdaq SmallCap Market System over the thirty (30) trading-day period ending on the trading day immediately prior to the Closing Date (the “Purchaser Shares”), which shall be issued to CW Earnshaw as promptly as practicable, but no later than five (5) Business Days, following the Closing.

2.3                                 Closing.  The Closing will take place at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Chicago, Illinois 60661, or at such other place as Purchaser and the Sellers mutually agree, at 10:00 a.m. local time, on the Closing Date.  At the Closing, (a) Purchaser will pay the Cash Purchase Price by wire transfer of immediately available funds to such account as the Sellers may reasonably direct by written notice delivered to Purchaser by the Sellers at least two (2) Business Days before the Closing Date (b) Purchaser shall issue the Secured Promissory Note to CW Earnshaw; and (c) Purchaser shall issue the Purchaser Shares to CW Earnshaw.  Simultaneously with such payment, each Seller will assign and transfer to Purchaser all right, title and interest of such Seller in and to the Shares set forth opposite such Seller’s name on Schedule A, free and clear of all Liens, by delivering to Purchaser a certificate or certificates representing such Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached.  At the Closing, there shall also be delivered to the Sellers and Purchaser the opinions, certificates, security agreements and other agreements, documents and instruments to be delivered under Articles 8 and 9.

2.4                                 Allocation of Purchase Price.  $10,000 of the Purchase Price shall be allocated to the restrictive covenants set forth in Section 3.12, and the remainder of the Purchase Price shall be allocated to the Shares.  After the Closing the parties shall make consistent use of the foregoing allocation for all Tax purposes and in all Tax Returns.  Purchaser shall prepare and deliver IRS Form 8883 to the Sellers within one hundred eighty (180) days after the Closing Date to be filed with the IRS.  In any proceeding related to the determination of any Tax, neither Purchaser nor the Sellers shall contend or represent that such allocation is not a correct allocation.  Purchaser and the Sellers shall give prompt notice to each other of the commencement of any Tax or reimbursement audit or the assertion of any proposed deficiency or adjustment by any Tax or reimbursement authority or agency that challenges such allocation.

2.5                                 Purchaser Share Adjustment.  In the event of any reclassification, stock split, stock dividend or similar transaction with respect to the Purchaser Shares (each, an “Organic Change”), Purchaser shall make appropriate and proportionate adjustments, if any, to the number of Purchaser Shares payable hereunder, and all references to the Purchaser Shares in this Agreement shall be deemed to be to the Purchaser Shares as so adjusted.

ARTICLE 3

OTHER AGREEMENTS AND COVENANTS OF EARNSHAW

Earnshaw and, for purposes of Section 3.2 only, the Church, covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing (or for such additional period of time from and after the Closing if, but only if, the express terms of such covenant or provision so require), Earnshaw will comply with all covenants and provisions of this Article 3, except to the extent Purchaser may otherwise consent in writing.

3.1                                 Investigation by Purchaser.  From the date hereof through the Closing Date (the “Due Diligence Period”), upon reasonable notice, Purchaser will have the right to conduct, during normal business hours, such due diligence, inspections and investigations as it may reasonably require with respect to the Company and the Business, including, without limitation, claims relating to the Company or the Business, and all operational, legal, regulatory and financial matters relating to the Company or the Business.  During such Due Diligence Period, Earnshaw will and will cause the Company to permit Purchaser and its representatives to have, upon reasonable notice, reasonable access to and to inspect all of the foregoing, and Earnshaw will and will cause the Company to permit Purchaser and its representatives to have reasonable access to the personnel and work history related to employees of the Company, and, in order to discuss the Business and the affairs of the Company, to the officers and employees of the Company and, with the prior consent of Earnshaw and/or the Company, with customers and vendors of the Company (which discussions shall not be deemed by the Sellers or the Company to be a violation of any confidentiality agreement between or among the Purchaser and the Sellers), and Earnshaw will and will cause the Company to cooperate, and use commercially reasonable efforts to cause such officers and employees to cooperate, with such due diligence, inspections and investigations.

3.2                                 Non-Negotiation.  In consideration of the substantial expenditure of time, effort and expense undertaken by Purchaser in connection with its due diligence review and the preparation and negotiation of this Agreement, from and after the date of this Agreement until the earlier of (a) the termination of this Agreement or (b) the Closing, each of Earnshaw and the Church agrees that they will not, and they will not permit the Company or any Subsidiary thereof, or their respective Affiliates, stockholders, directors, officers, employees, representatives and other agents, including, without limitation, WFG Capital Advisors LP, to, directly or indirectly, (1) solicit, initiate, or encourage any Acquisition Proposal, (2) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity in connection with, any Acquisition Proposal or (3) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal.  Each of Earnshaw and the Church will, and Earnshaw will cause the Company to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  Earnshaw will, and will cause the Company to promptly advise Purchaser of the terms of any communications they may receive or become aware of relating to any Acquisition Proposal.

3.3                                 Conduct of Business.  Earnshaw will cause the Company and its Subsidiaries to conduct business only in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, Earnshaw will:

(a)                                  consistent with past practice, cause the Company and its Subsidiaries to use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Company and its Subsidiaries, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the

Company and the Subsidiaries, (iii) maintain the assets and properties of the Company and its Subsidiaries in good working order and condition (reasonable wear and tear excepted), (iv) maintain the good will of customers, suppliers, lenders and other Persons to whom the Company or any Subsidiary thereof sells goods or provides services or with whom the Company or any Subsidiary thereof otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations the Company and its Subsidiaries;

(b)                                 except to the extent required by applicable Law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner and (ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or any Subsidiary, (B) any method of calculating any bad debt, contingency or other reserve of the Company or any Subsidiary for accounting, financial reporting or Tax purposes or (C) the fiscal year of the Company or any Subsidiary; and

(c)                                  cause the Company and the Subsidiaries to comply, in all material respects, with all Laws applicable to the business and operations of the Company and the Subsidiaries, and as soon as practicable following receipt thereof to give Purchaser copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Law.

3.4                                 Certain Restrictions.  Earnshaw will cause the Company and its Subsidiaries to refrain from:

(a)                                  amending their certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any reorganization, liquidation or dissolution of any such corporation;

(b)                                 authorizing, issuing, selling or otherwise disposing of any shares of, or any option, right or warrant to purchase with respect to, capital stock of the Company or any Subsidiary, or modifying or amending any right of any holder of outstanding shares of, or any option, right or warrant to purchase with respect to, capital stock of the Company or any Subsidiary;

(c)                                  declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary not wholly owned by the Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any shares of, or any option, right or warrant to purchase with respect to, capital stock of the Company or any Subsidiary not wholly owned by the Company;

(d)                                 except for any payments or transactions permitted or required by the terms of this Agreement or the Transaction Documents, including, without limitation, the payment of any compensation arising under the employment agreement between the Company and CW Earnshaw in an amount not to exceed $75,000 for the period between January 1, 2004 and the Closing date, paying or otherwise distributing any funds to Earnshaw or any Affiliate thereof; provided, however, that notwithstanding the foregoing, the Company may pay (i) the compensation and benefits provided by the Company to Berton Earnshaw in accordance with the terms of his employment agreement, and (ii) any rent pursuant to the terms and conditions of the Real Estate Lease;

(e)                                  acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on any assets and properties, other than in the ordinary course of business consistent with past practice, or on any Shares;

(f)                                    (i) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Permit or Contract of the Company or any Subsidiary thereof, except as may be consistent with past practice, or (ii) granting any irrevocable powers of attorney;

(g)                                 violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Permit or Contract of the Company or any Subsidiary thereof;

(h)                                 (i) incurring any Indebtedness, or (ii) voluntarily purchasing, canceling or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company or any Subsidiary under, any Indebtedness owing to the Company or any Subsidiary (other than Indebtedness of the Company or a Subsidiary owing to the Company or a wholly-owned Subsidiary);

(i)                                     engaging with any Person in any merger, consolidation or similar transaction, sale, disposition or other transfer of ten percent (10%) or more, in the aggregate, of the assets of the Company or its Subsidiaries, or issue, or any transaction which is similar in form, substance, purpose or effect to any of the foregoing;

(j)                                     making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets;

(k)                                  making any change in the lines of business in which they participate or are engaged;

(l)                                     writing off or writing down any of their assets and properties outside the ordinary course of business consistent with past practice;

(m)                               entering into, amending, modifying or terminating (partially or completely), any Contract that is, or had it been in existence on the date of this Agreement would have been required to be, disclosed in Schedule 5.9(a); or

(n)                                 entering into any agreement to do or engage in any of the foregoing.

3.5                                 Monthly Financial Statements; Reports.

(a)                                  As promptly as practicable and in any event no later than ten (10) Business Days after the end of each calendar month ending after the date hereof and before the Closing Date, Earnshaw will cause the Company to deliver to Purchaser true and complete copies of the unaudited consolidated balance sheet, and the related unaudited consolidated statements of operations, stockholders equity and cash flows of the Company and its consolidated subsidiaries, in each case as of and for each such calendar month, together with the notes, if any, relating thereto, which financial statements shall be prepared in accordance with GAAP, consistently applied and shall be certified in writing to Purchaser as true and correct in all respects by the Chief Financial Officer of the Company;

(b)                                 As promptly as commercially reasonable, Earnshaw will cause the Company to deliver to Purchaser true and complete copies of such other financial statements, reports and analyses as may be prepared or received by Earnshaw, the Company or any Subsidiary relating to the business or operations of the Company or any Subsidiary or as Purchaser may otherwise reasonably request; provided, that, Earnshaw shall not be required to cause the Company to provide to Purchaser any financial statements, reports or analyses that Purchaser may otherwise request that the Company does not prepare in the ordinary course consistent with past practice.

3.6                                 Employee Matters.  Except as may be required by Law, Earnshaw will refrain, and will cause the Company and its Subsidiaries to refrain, from directly or indirectly:

(a)                                  making any representation or promise, oral or written, to any officer, employee or consultant of the Company or any Subsidiary concerning any Employee Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Employee Benefit Plan;

(b)                                 making any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or any Subsidiary;

(c)                                  adopting, entering into, amending, modifying or terminating (partially or completely) any Employee Benefit Plan except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company or Subsidiary reasonably believes to be the least costly is chosen; or

(d)                                 establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Employee Benefit Plan, employment Contract or other employee compensation arrangement or (ii) salary ranges, increase guidelines or similar provisions in respect of any Employee Benefit Plan, employment Contract or other employee compensation arrangement.

Earnshaw will cause the Company and its Subsidiaries to administer each Employee Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws.  Earnshaw will promptly notify Purchaser in writing of each receipt by Earnshaw, the Company or any Subsidiary (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Employee Benefit Plan.

3.7                                 Affiliate Transactions.  Immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between any Seller, any officer, director or Affiliate of any Seller or any Affiliate of any of the foregoing (other than the Company or any Subsidiary), on the one hand, and the Company or any of its Subsidiaries, on the other hand, will be paid in full, and the Sellers will terminate and will cause any such officer, director or Affiliate to terminate, each Contract with the Company or any Subsidiary, other than the Real Estate Lease, the employment contract of Berton Earnshaw, and Contracts required as closing deliveries pursuant to Articles 7 and 8 hereof.  Prior to the Closing, neither the Company nor any Subsidiary will enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction which is outside the ordinary course of business consistent with past practice, or which is not on an arm’s-length basis, with any Seller or any such officer, director or Affiliate.

3.8                                 Regulatory and Other Approvals.  Earnshaw will, and will cause the Company and its Subsidiaries to, (a) take all commercially reasonably steps necessary and proceed in good faith to (i) obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of Earnshaw, the Company or any Subsidiary to consummate the transactions contemplated hereby and by the Transaction Documents, and (ii) maintain all material Contracts and Permits in full force and effect (subject to the terms of this Agreement) upon the consummation of the transactions contemplated hereby and by the Transaction Documents, (b) provide such other reasonable information and communications to such Governmental Authorities or other Persons as Purchaser or such Governmental Authorities or other Persons may reasonably request, and (c) at Purchaser’s expense, cooperate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby and by the Transaction Documents.  Earnshaw will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will notify Purchaser of any communications (and, unless precluded by Law or by third-party agreement, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

3.9                                 Confidential Information.  From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as required by applicable law or by legal or regulatory process, each of the Sellers shall, and shall cause the Company and its Subsidiaries to, keep secret and retain in strictest confidence, and shall not use for the benefit of the Sellers or others, or disclose to others (except for parties to this Agreement or to the Transaction Documents), all confidential matters relating to the Company or the Business; provided, however, that the foregoing shall not preclude the Sellers, the Company or any Subsidiary from engaging in any communications with its legal or financial advisors, including WFG Capital Advisers LP, on any matters relating to or arising from the transactions contemplated by this Agreement and the Transaction Documents.

3.10                           Access to Information.  After the Closing Date and upon reasonable advance notice, Earnshaw will give, or cause to be given, to the Purchaser and its representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents in the possession or control of Earnshaw, and at the expense of the Purchaser, copies of the foregoing, as is necessary to allow the Purchaser to obtain information in connection with the preparation and any audit of the Company’s tax returns, any claims, demands, other audits, suits, actions or proceedings by or against the Company, or for any other reasonable purpose.

3.11                           Tax Cooperation and Other Tax Matters.

(a)                                  Purchaser and Earnshaw agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information relating to the Company and its Subsidiaries (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Purchaser and Earnshaw shall retain all of their respective books and records with respect to Taxes pertaining to the Company and its Subsidiaries for a period of at least six years following the Closing Date.  Purchaser and Earnshaw shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Company and its Subsidiaries for any tax period (or portion thereof) ending on or before the close of business on the Closing Date.

(b)                                 Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Shares to Purchaser and any recording or filing fees with respect thereto shall be the responsibility of both Purchaser and the Sellers.

(c)                                  Earnshaw shall cause the Company not to take or to omit to take any action out of the ordinary course of business inconsistent with past practice if such action or omission could have the effect of increasing the Tax liability relating to the Company or its Subsidiaries (and, following the Closing, Purchaser or any of Purchaser’s Affiliates).

(d)                                 Purchaser and Earnshaw agree that (i) any Taxes due and payable by the Company or any Subsidiary thereof for the period between January 1 and December 31, 2003, which were unpaid as of the Closing Date, shall be the responsibility of, and paid or otherwise satisfied by, Earnshaw and (ii) any refund arising under, resulting from or otherwise relating to Taxes paid by the Company or any Subsidiary thereof for the period between January 1 and December 31, 2003, which is actually received by the Company from any Governmental Authority shall be tendered or otherwise paid by the Company to Earnshaw no later than five (5) Business Days after receipt thereof.

3.12                           Restrictive Covenants.

(a)                                  Acknowledgement of Earnshaw.  Each of CW Earnshaw and Colleen Earnshaw agrees and acknowledges that, after Closing, it is necessary that they not utilize their special knowledge of the Company and its relationships with customers and suppliers to compete with Purchaser or the Company, and that Purchaser would not have entered into this Agreement or consummated the transactions contemplated hereby but for the following agreements and covenants.

(b)                                 Non-competition by Earnshaw.  For a period commencing on the Closing Date and ending immediately and without further action by any party hereto, on the earlier of (i) the fifth (5th) anniversary of the Closing Date, or (ii) the occurrence of any material default under this Agreement or any of the Transaction Documents (including, without limitation, the Secured Promissory Note, the Security Agreement or the Stock Security Agreement), and the failure of Purchaser to cure such material default within the cure period, if any, pursuant to and in accordance with the provisions of such agreement (the “Restricted Period”), neither CW Earnshaw nor Colleen Earnshaw shall, in any location worldwide where the Company or any Subsidiary thereof is engaged in business, conduct or engage in the Business or any business similar to or competitive with the Business or any other business of the Company or any Subsidiary thereof, or, directly or indirectly own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise with, or permit their names to be used by, any Person engaged in the Business or any business similar to or competitive with the Business or any other business of the Company or any Subsidiary thereof; provided, however, that each of CW Earnshaw or Colleen Earnshaw may own, directly or indirectly, solely as an investment, not more than five percent (5%) of any class of securities of any Person registered pursuant to the Securities Exchange Act of 1934, as amended.  Notwithstanding anything to the contrary herein, the Restricted Period with respect to CW Earnshaw or Colleen Earnshaw, as applicable, shall be extended beyond the fifth (5th) anniversary of the Closing Date for a period of time equal to that period of time, if any, during which either CW Earnshaw or Colleen Earnshaw, as the case may be, engaged in a breach of any provision of this Section 3.12.

(c)                                  Confidential Information; Personal Relationships.  At all times during the Restricted Period, except as required (i) by applicable law or by legal or regulatory process, (ii) to discharge CW Earnshaw’s obligations under the Consulting Agreement or (iii) in communicating with their legal, financial and tax or accounting professionals, CW Earnshaw and Colleen Earnshaw shall keep secret and retain in strictest confidence, and shall not use for their respective benefit or others, or disclose to others, any confidential matters relating to the Company, any Subsidiary thereof, or the Business, including, without limitation, trade secrets, product information, customer lists, details of contracts, pricing policies, price lists, trade promotion and discount schedules, operational methods, employee lists and evaluations, marketing plans or strategies, business acquisition plans and new personnel acquisition plans of the Company or any Subsidiary thereof, other than such information that is or becomes generally available to the public other than as a result of a breach of this Agreement by either of them, or which is compelled as a matter of Law to be disclosed; provided, however, that if either of CW Earnshaw or Colleen Earnshaw receives notice that he or she may be required to disclose any such information, he or she shall give Purchaser sufficient prior written notice in order to contest such requirement or order and cooperate with Purchaser (at Purchaser’s expense) in seeking a protective order or other remedy to limit the disclosure of such information.

(d)                                 Employees. During the Restricted Period, neither CW Earnshaw nor Colleen Earnshaw shall, except in discharging CW Earnshaw’s obligations under the Consulting Agreement, on their behalf or on behalf of any other Person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, solicit the employment of, offer employment to, or hire or attempt to hire (whether as an employee, consultant or otherwise), any Person who provided services (as an employee or consultant) to the Company or any Subsidiary thereof within the prior twelve (12) month period, or encourage any such Person to leave the employment of the Company or any Subsidiary thereof, as applicable, after the Closing Date, unless the Company or such Subsidiary first terminates the employment of such employee (or its relationship with such consultant) and a period of thirty (30) days lapses after such termination.

(e)                                  Customers, Suppliers and Sales Representative.  During the Restricted Period, neither CW Earnshaw nor Colleen Earnshaw shall, on their behalf or on behalf of any other Person, except in discharging CW Earnshaw’s duties under the Consulting Agreement, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, solicit or participate in any individual or representative capacity in any business which solicits business from any Person which is or was a customer, active prospective customer, supplier or sales representative of the Company or any Subsidiary thereof at any time during the prior two (2) year period, or from any successor in interest to any such person, firm, company or other entity, in any case for the purpose of securing business or contracts related to the Business or any other business of the Company or any Subsidiary thereof.

(f)                                    Nondisruption.  During the Restricted Period, neither CW Earnshaw nor Colleen Earnshaw shall, on their behalf or on behalf of any other Person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or any Subsidiary thereof, on the one hand, and any of its respective customers, prospective customers, suppliers, sales representatives, distributors, employees or consultants, on the other hand.

(g)                                 Negative Publicity.  During the Restricted Period, neither CW Earnshaw nor Colleen Earnshaw shall make statements or any other expressions on television, radio, the internet or other media or to any third party, including, without limitation, in communications with any customers, suppliers, sales representatives or distributors, which are in any way disparaging or materially harmful to Purchaser, the Company, any Subsidiary thereof or any of their respective Affiliates, the products and services of the Company, any Subsidiary thereof or any of their respective Affiliates, or the Business or any other business of the Company or any Subsidiary thereof, except as required by Law.

(h)                                 Rights and Remedies Upon Breach.  If either of CW Earnshaw or Colleen Earnshaw breaches, or threatens to commit a breach of, any of the provisions of this Section 3.12 (the “Restrictive Covenants”), then each of Purchaser and the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without the posting of a bond, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Purchaser, the Company and their respective Affiliates and that money damages would not provide an adequate remedy to Purchaser, the Company and their respective Affiliates, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to Purchaser, the Company and their respective Affiliates under law or in equity.

(i)                                     Severability of Covenants.  Each of CW Earnshaw and Colleen Earnshaw acknowledges and agrees that the Restrictive Covenants are reasonable, necessary and valid in duration and geographical scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions.

(j)                                     Blue-Penciling.  If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provisions, such court shall reduce the duration or scope of such provision, as the case may be, to the minimum extent necessary such that, in its reduced form, such provision shall then be enforceable.

Notwithstanding any of the foregoing, neither the performance of CW Earnshaw’s duties under the Consulting Agreement nor the ownership of any Purchaser Shares by CW Earnshaw or Colleen Earnshaw shall constitute or otherwise be deemed to be a breach of the terms and provisions of, or of CW Earnshaw’s or Colleen Earnshaw’s obligations under, this Section 3.12.

3.13                           Lock-Up Agreement.  In addition to the restrictions contained in the Securities Act and the rules and regulations promulgated thereunder, and the various state securities laws, Earnshaw hereby agrees and covenants that Earnshaw will not offer, sell, contract to sell, give, distribute, pledge, encumber, or otherwise dispose of or transfer record or beneficial ownership of any of the Purchaser Shares, agree to do any of the foregoing, or enter into a transaction which would have the same effect, or publicly disclose the intention to make any such offer, sale, pledge or disposal, whether voluntarily, involuntarily, or by operation of law, on or prior to the date one (1) year from the Closing Date.  In furtherance of the foregoing, Purchaser and its transfer agent and registrar are hereby authorized to decline to make any transfer of Purchaser Shares if such transfer would constitute a violation or breach of this Section 3.13.  Earnshaw will retain all benefits of ownership of all Purchaser Shares, including rights to vote the Purchaser Shares and rights to receive dividends, if any, thereon.  This Section 3.13 shall be binding on Earnshaw and the successors, heirs, personal representatives and assigns of Earnshaw.

3.14                           Subordination Agreement.  CW Earnshaw, on his behalf and on behalf of his respective successors, assigns and representatives, hereby agrees (a) to subordinate any liens or security interests (the “Earnshaw Liens”) in the personal property or assets of the Company or of

Purchaser that arise in favor of CW Earnshaw under the Security Agreement or the Stock Security Agreement (all such personal property or assets subject to the Earnshaw Liens being referred to as the “Pledged Collateral”) in favor of such liens or security interests arising from time to time in favor of the commercial lender(s) under any single credit facility entered into by Purchaser (the “Lender Liens”) if, but only if, after giving effect to any such subordination in favor of the Lender Liens, the Earnshaw Liens will be, and will continue to be throughout any period of subordination in favor of the Lender Liens, prior to all other liens in the Pledged Collateral excepting only the Lender Liens and any third party nonconsensual liens arising by operation of law; and (b) that each of them shall execute and deliver customary agreements as may be requested by Purchaser from time to time following the Closing to evidence such subordination of the Earnshaw Liens.

3.15                           Notice and Cure.  Each Seller will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of such Seller under this Agreement to be breached or that renders or will render untrue any representation or warranty of such Seller contained in this Agreement.  Each Seller also will notify Purchaser promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such Seller in this Agreement, whether occurring or arising before, on or after the date of this Agreement.  No notice given pursuant to this section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Purchasers’ right to seek indemnity under Article 10.

ARTICLE 4

OTHER AGREEMENTS AND COVENANTS OF PURCHASER

Purchaser covenants and agrees with the Sellers that, at all times from and after the date hereof until the Closing (or for such additional period of time from and after the Closing if, but only if, the express terms of such covenant or provision so require), Purchaser will comply with all covenants and provisions of this Article 4, except to the extent the Sellers may otherwise consent in writing.

4.1                                 Regulatory and Other Approvals.  Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Transaction Documents, (b) provide such other information and communications to such Governmental Authorities or other Persons as the Sellers or such Governmental Authorities or other Persons may reasonably request and (c) cooperate with the Sellers, the Company and the Subsidiaries as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of the Sellers, the Company or any Subsidiary to consummate the transactions contemplated hereby and by the Transaction Documents.  Purchaser will provide prompt notification to the Sellers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will notify the Sellers of any communications (and, unless precluded by Law or by third-party agreement, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

4.2                                 Notice and Cure.  Purchaser will notify the Sellers promptly in writing of, and contemporaneously will provide the Sellers with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement.  Purchaser also will notify the Sellers promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, whether occurring or arising before, on or after the date of this Agreement.  No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Sellers’ right to seek indemnity under Article 9.

4.3                                 Confidential Information.  From the date of this Agreement until the Closing, and, in the event of the termination of this Agreement for two (2) years thereafter, except as required by applicable law or by legal or regulatory process, Purchaser shall keep secret and retain in strictest confidence, and shall not use for the benefit of Purchaser or others, or disclose to others (except for parties to this Agreement or to the Transaction Documents), all confidential matters relating to the Company or the Business; provided, however, that the foregoing shall not preclude Purchaser from engaging in any communications with its legal or financial advisors on any matters relating to or arising from the transactions contemplated by this Agreement and the Transaction Documents.

4.4                                 Access to Information.  After the Closing Date and upon reasonable advance notice, Purchaser will give, or cause to be given, to the Sellers and their representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents relating to the Company in the possession or control of Purchaser, including the books and records of the Company, and at the expense of a requesting Seller, copies of the foregoing, as is necessary to allow the Sellers to obtain information in connection with the preparation and any audit of any tax returns, any claims, demands, other audits, suits, actions or proceedings by or against the Sellers, or for any other reasonable purpose, other than, in each case, in connection with any matter with respect to which Purchaser is adverse to or has a conflict of interest with, any Seller; provided, that, in the event that any litigation is pending between the parties, Purchaser shall not be required to perform its obligations under this Section 4.4 except with respect to any matter that is not germane to the subject matter of the litigation.

4.5                                 Purchaser Annual Report on Form 10-K.  In the event the Closing does not occur prior to the filing of Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2003, Purchaser shall provide the Sellers with a copy of such Form 10-K simultaneously with its filing with the Securities and Exchange Commission.

4.6                                 Reports under Securities Exchange Act of 1934.  With a view to making available to Earnshaw the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Securities Exchange Commission (“SEC”) that may at any time permit CW Earnshaw to sell the Purchaser Shares to the public without registration, Purchaser agrees until the second (2nd) anniversary of the Closing Date, to:

(a)                                  make and keep public information available, as those terms are understood and defined in SEC Rule 144;

(b)                                 file with the SEC in a timely manner all reports and other documents required of Purchaser under the Securities Act and the United States Exchange Act of 1934, as amended (“Exchange Act”); and

(c)                                  furnish to CW Earnshaw, so long as CW Earnshaw owns any Purchaser Shares, forthwith upon written request (i) a copy of the most recent quarterly report of the Purchaser and such other reports and documents so filed by the Purchaser, and (ii) such other information as may be reasonably requested in availing CW Earnshaw of any rule or regulation of the SEC that permits the selling of any such Purchaser Shares without registration.

4.7                                 Authorization for Filing UCC-1 Financing Statement.  Effective as of the date of this Agreement, Purchaser and the Company hereby authorize the filing of a UCC-1 financing statement with respect to the security interest to be granted under the Security Agreement with (a) the Secretary of State of Delaware (the “Delaware Financing Statement”), and (b) the Secretary of State of Utah (the “Utah Financing Statement”).

4.8                                 Put Option.  At any time during the one month period commencing on the date which is eighteen (18) months after the Closing Date and ending nineteen (19) months after the Closing Date (the “Put Exercise Period”), CW Earnshaw shall have the one-time right (the “Put Option”) to require Purchaser to purchase all of the Purchaser Shares held by CW Earnshaw as of the Put Date that remain from the number of Purchaser Shares originally issued to CW Earnshaw pursuant to this Agreement (the “Put Option Shares”), at a price equal to the Put Option Purchase Price.  During the Put Exercise Period, CW Earnshaw may exercise the Earnshaw Put Option by delivering a notice (the “Put Notice”) instructing Purchaser to purchase on a date (the “Put Date”) designated by CW Earnshaw, which date shall be no earlier than fifteen (15) Business Days and no later than twenty (20) Business Days following the date of the Put Notice, all, but not less than all, of the Put Option Shares.  The Put Notice shall be accompanied by a certificate executed by CW Earnshaw disclosing the number of Purchaser Shares previously sold by CW Earnshaw and the corresponding sale price per share, and documentation from CW Earnshaw’s broker evidencing such information.  On the Put Date, (i) CW Earnshaw shall tender to Purchaser certificates evidencing the Put Option Shares then held by CW Earnshaw, duly endorsed or accompanied by stock powers duly executed, and (ii)

Purchaser shall tender to CW Earnshaw the Put Option Purchase Price by wire transfer of immediately available funds pursuant to the wiring instructions provided by CW Earnshaw in the Put Notice.  Delivery of the Put Option Shares and tender of the Put Option Purchase Price shall each be deemed to be conditions precedent to the other.  For purposes hereof, the “Put Option Purchase Price” shall equal $2,700,000 minus the aggregate purchase price received by CW Earnshaw with respect to all sales of Purchaser Shares originally issued to CW Earnshaw pursuant to this Agreement during the period from the Closing Date through the date immediately prior to the Put Date.  For purposes hereof, the number of Put Option Shares shall be proportionally adjusted in the event of any Organic Change during the period from the Closing Date through the date immediately prior to the Put Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF EARNSHAW

Except as set forth in the Disclosure Schedule delivered by Earnshaw to Purchaser at or prior to the execution of this Agreement and except as set forth in any amendment, revision or restatement of such Disclosure Schedule which is delivered to Purchaser at or prior to the Closing), Earnshaw, jointly and severally, represents and warrants to Purchaser as follows:

5.1                                 Ownership of Shares.  Each of the Shares owned by Earnshaw was validly issued, and is a fully paid and non-assessable share of Common Stock of the Company, owned beneficially and of record as set forth on Schedule A, free and clear of all Liens.  Upon delivery to Purchaser of the certificates representing the Shares owned by Earnshaw duly endorsed in blank or accompanied by a duly executed stock power, good and marketable title to each of such Shares will be sold, assigned, conveyed, transferred and delivered to Purchaser, free and clear of all Liens.  Except as set forth in Schedule 5.1 of the Disclosure Schedule, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the sale, purchase, redemption or other transfer of the Shares to be sold, assigned, conveyed, transferred and delivered by Earnshaw to Purchaser hereunder.  With respect to the Shares indicated on Schedule A as owned by CW Earnshaw, CW Earnshaw has sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in the Agreement, in each case with respect to all of the Shares so indicated on Schedule A as owned by CW Earnshaw, with no limitations, qualifications or restrictions on such rights and powers, and CW Earnshaw has not granted and will not grant such rights and powers to any other Person.  With respect to the Shares indicated on Schedule A as owned by Colleen Earnshaw, Colleen Earnshaw has sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in the Agreement, in each case with respect to all of the Shares so indicated on Schedule A as owned by Colleen Earnshaw, with no limitations, qualifications or restrictions on such rights and powers, and Colleen Earnshaw has not granted and will not grant such rights and powers to any other Person.

5.2                                 Authorization.

(a)                                  Earnshaw has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of Earnshaw, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)                                 This Agreement has been, and each of the Transaction Documents to be executed and delivered by or on behalf of Earnshaw will be,  duly executed and delivered by Earnshaw and constitutes or, in the case of the Transaction Documents, will constitute when so executed and delivered, the legal, valid and binding obligations of Earnshaw, enforceable against Earnshaw in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws or equitable principles of general application to or affecting the enforcement of contractual rights generally, and statutes, rules or procedures and applicable case law limiting the availability or prescribing the procedural requirements for the exercise of remedies.

5.3                                 No Conflicts.  Except as set forth on Schedule 5.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Transaction Documents by Earnshaw nor the performance by Earnshaw of the transactions contemplated hereby or thereby will:

(a)                                  violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of the Company or any Subsidiary thereof;

(b)                                 violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

(c)                                  constitute (with or without notice or lapse of time or both) a default under or otherwise violate any material Permit, Contract, mortgage, note, bond, license or other instrument to which the Company or any Subsidiary thereof is a party or by which the properties or assets of any of the foregoing are bound;

(d)                                 constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Contract, mortgage, note, bond, license or other instrument to which the Company or any Subsidiary thereof is a party or by which the properties or assets of any such company are bound;

(e)                                  result in the creation or imposition of any Lien upon the Shares, the assets of the Company or any Subsidiary thereof; or

(f)                                    require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

5.4                                 Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the States of its formation or incorporation, as the case may be.  Each of the Company and the Subsidiaries thereof has full power and authority to carry on the Business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease.  Each of the Company and the Subsidiaries thereof is duly qualified to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would have a material adverse effect on the business, financial condition or operations of such company, which jurisdictions are listed opposite such company’s name on Schedule 5.4 of the Disclosure Schedule.  The Company has no Subsidiaries other than those set forth on Schedule 5.4 of the Disclosure Schedule.  Other than as set forth on Schedule 5.4 of the Disclosure Schedule, the Company owns beneficially and of record 100% of the outstanding capital stock of each Subsidiary thereof set forth thereon, free and clear of all Liens.  The name of each director and officer of the Company and each Subsidiary thereof is set forth opposite the position held by same, on Schedule 5.4 of the Disclosure Schedule.

5.5                                 Capitalization.  Schedule 5.5 of the Disclosure Schedule sets forth the entire authorized capital stock and the total number of issued and outstanding shares of capital stock of each of the Company and any Subsidiary thereof.  The Company has no outstanding stock other than the Shares.  All of the outstanding shares of capital stock of the Company and any Subsidiary thereof have been validly issued and are fully paid and non-assessable.  No shares of capital stock of the Company or any Subsidiary are subject to, nor have been issued in violation of preemptive or similar rights.  Neither the Company nor any Subsidiary thereof has any outstanding securities convertible into or exchangeable for shares of its capital stock or containing profit participation features, and neither the Company nor any Subsidiary thereof has any outstanding options, warrants or rights to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for capital stock.  Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.  All issuances, sales and repurchases by the Company and any Subsidiary thereof of its respective capital stock have been effected in compliance with all applicable laws, including, without limitation, applicable federal and state securities laws.

5.6                                 Financial Statements.  Schedule 5.6 of the Disclosure Schedule contains the following financial statements of the Company (collectively, the “Financial Statements”):

(a)                                  The audited consolidated balance sheet of the Company as of December 31, 2003 (the “Latest Balance Sheet Date”), and the related audited consolidated statements of income, shareholders’ equity and cashflows for the year then ended, together with a true and correct copy of the report on such audited information by Niederhauser & Davis, LLC (collectively, the “2003 Audited Financial Statements”), and all letters from such accountants with respect to the results of such audits; and

(b)                                 The audited consolidated balance sheet of the Company as of December 31, 2002 and the short-term audited consolidated balance sheet of the Company as of December 31, 2001, and the related audited (or, as the case may be, short-term audited) consolidated statements of income, shareholders’ equity and cashflows for the year then ended together with a true and correct copy of the report on such audited information by Niederhauser & Davis, LLC, and all letters from such accountants with respect to the results of such audits.

The Financial Statements are complete and correct in all respects, are consistent with the Books and Records, and, other than as set forth on Schedule 5.6 of the Disclosure Schedule, fairly present the financial condition, assets and liabilities of the Company, taken as a whole, as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP.  Since the Latest Balance Sheet Date there has been no change in the Company’s reserve on accrual amounts or policies.

5.7                                 Absence of Undisclosed Liabilities.

(a)                                  Neither the Company nor any Subsidiary thereof has any Liabilities, whether due or to become due, arising out of transactions entered into on or prior to the date hereof, or any transaction, series of transactions, action or inaction occurring on or prior to the date hereof, or any state of facts or conditions existing on or prior to the date hereof (regardless of when such liability or obligation is asserted), including, without limitation, Liabilities on account of Taxes or Employee Benefit Plans, or in respect thereof, except as and to the extent clearly and accurately reflected and accrued for or reserved against in, the 2003 Audited Financial Statements or incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, product liability, tort or infringement, or a claim or lawsuit, or an environmental liability), except to the extent set forth on Schedule 5.7(a) of the Disclosure Schedule.

(b)                                 Except as set forth on Schedule 5.7(b) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof has any Liabilities to any Affiliate.

5.8                                 Tangible Personal Property.  Except as set forth in Schedule 5.8 of the Disclosure Schedule:

(a)                                  Title.  The Company or a Subsidiary thereof is in possession of and has good title to, or valid leasehold interests in or valid rights under Contract to use, all tangible personal property (including, without limitation, all fixtures, leasehold improvements, equipment (including computer hardware and communications equipment), whether or not such equipment constitutes a fixture under applicable Law, office, operating and other supplies, parts, vehicles (whether or not registered under motor vehicle registration laws), furniture, and other tangible personal property of the Seller or any Subsidiary thereof) used in the conduct of the Business by the Company and the Subsidiaries thereof as presently conducted, including all tangible personal property reflected on the balance sheet included in the 2003 Audited Financial Statements and tangible person property acquired since the Latest Balance Sheet Date, other than property disposed of since such date in the ordinary course of business consistent with past practice.  All such tangible personal property is free and clear of all Liens, other than Permitted Liens.  No Person other than the Company and its Subsidiaries owns or has any right to the use or possession of such tangible personal property other than lessors and licensors of such tangible personal property constituting leasehold interests or licenses.

(b)                                 Condition.  All of the assets of the Company and its subsidiaries are in good condition and repair consistent with industry standards (ordinary wear and tear excepted), and are useable in the ordinary course of business.  Except for tangible personal property having a fair market value of less than $1,000, Schedule 5.8(b) of the Disclosure Schedule includes all of the fixed assets of each of the Company and its Subsidiaries, and each item of tangible personal property owned by the Company and its Subsidiaries and the location thereof.  Schedule 5.8(b) of the Disclosure Schedule lists all leases of tangible personal property to which either the Company or its Subsidiaries is a party or is bound providing for annual lease payments in excess of $5,000, and the lessee and location of such leased tangible personal property.

5.9                                 Contracts.  Schedule 5.9(a) of the Disclosure Schedule is a correct and complete list of each material Contract of the Company or any Subsidiary thereof, including but not limited to, all Contracts that require the Company or any Subsidiary thereof to pay, or entitle the Company or any Subsidiary thereof to receive, in the aggregate, $5,000 or more during any twelve (12) month period, all Contracts that restrict any business activity anywhere in the world, and all Contracts that are not terminable by the Company or any Subsidiary thereof upon not more than thirty (30) days’ prior notice without penalty or payment (each a “Material Contract”).  Correct and complete copies of the Material Contracts listed on Schedule 5.9(a) of the Disclosure Schedule have previously been furnished to Purchaser.  Excluding purchase orders or sales of products in the ordinary course of business on customary terms valued at less than $5,000 in the aggregate and terminable without penalty upon notice of thirty (30) days or less, all material terms and provisions of each oral Contract of the Company or any Subsidiary thereof are described on Schedule 5.9(a) of the Disclosure Schedule.  Except as set forth on Schedule 5.9(b) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof is in default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by the Company or any Subsidiary thereof, under any Material Contract and, to the knowledge of Earnshaw, no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Material Contract.  Each of the Material Contracts of the Company and its Subsidiaries is in full force and effect, is valid and enforceable in accordance with its terms, and, to the knowledge of Earnshaw, is not subject to any claims, charges, set-offs or defenses.  Except as set forth on Schedule 5.9(c), all of the Material Contracts of the Company and its Subsidiaries will continue in full force and effect without any change or modification after the consummation of the transactions contemplated by this Agreement, without the necessity of obtaining any consent, approval, novation or waiver of any third party.  Neither the Company nor any Subsidiary thereof is a party to or bound by any Material Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other such Material Contracts, materially adverse to the Business or the condition (financial or otherwise), assets, operations, operating results, prospects, employees or customer relations of the Company or any Subsidiary thereof.  Except as set forth on Schedule 5.9(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by the provisions of, any Material Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) that remains executory in whole or in part with any Federal, state, local or foreign Governmental Authority or governmental body.  Except as set forth on Schedule 5.9(e) of the Disclosure Schedule, no Material Contract of the Company or any of its Subsidiary is required to be treated as a capital lease by GAAP.

5.10                           Real Property.  No real property is owned by the Company or any Subsidiary.  Schedule 5.10 of the Disclosure Schedule lists all real property used or held for use by the

Company or any Subsidiary thereof which is leased by the Company or any Subsidiary thereof from third parties (the “Leased Real Property”), and indicates the owners of the Leased Real Property.  Each of the Company and the Subsidiaries thereof is the sole legal and equitable owner of the leasehold interest it holds in the Leased Real Property and possesses a valid leasehold interest thereto, free and clear of all Liens (other than Permitted Liens) that could impair the ability of the Company or a Subsidiary thereof to realize the benefits of the rights provided to it under any lease, and the right to quiet enjoyment of such Leased Real Property.  Accurate and complete copies of all existing lease agreements with respect to the Leased Real Property as of the Closing Date have heretofore been delivered to the Purchaser.  Neither the Company nor any Subsidiary thereof has exercised any option to purchase any parcel of Leased Real Property.  The Leased Real Property constitutes the only real property used or occupied by the Company or any Subsidiary thereof in the conduct of the Business.  Other than the Real Estate Lease, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of the Leased Real Property, or any options or rights of first refusal with respect thereto.  Other than as set forth on Schedule 5.10 of the Disclosure Schedule, there are no parties (other than the Company or any Subsidiary thereof) in possession of the Leased Real Property and the Company and its Subsidiaries thereof enjoy peaceful and undisturbed possession of the Leased Real Property, subject to the terms and conditions of the leases set forth on Schedule 5.10 of the Disclosure Schedule, including the Real Estate Lease.  The buildings, plants, structures and fixtures located on the Leased Real Property, including, without limitation, heating, ventilation and air conditioning systems, roof, foundation and floors, are in good condition and repair for their present use in the operation of the Business (reasonable wear and tear excepted).  To the knowledge of Earnshaw, within the last twelve (12) months, no notice from any Governmental Authority has been received by the Company or any Subsidiary thereof or has been served upon the Leased Real Property requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Leased Real Property.  To the knowledge of Earnshaw, no notice has been received by the Company or any Subsidiary thereof or has been served upon the Real Property stating that, and Earnshaw has no knowledge that, the buildings and improvements on the Leased Real Property, or the Business as presently conducted thereon by the Company or any Subsidiary thereof, are not in compliance with any applicable Law.

5.11                           Litigation.  Except as set forth in Schedule 5.11 of the Disclosure Schedule, there is no suit, action, proceeding, investigation, arbitration, mediation, claim or order pending or, to the knowledge of Earnshaw, threatened against the Company or any Subsidiary thereof (or pending or, to the knowledge of Earnshaw, threatened against any of the current or former officers, directors or employees of the Company or any Subsidiary thereof with respect to their service as an officer, director or employee of the Company or any Subsidiary thereof) before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, to the knowledge of Earnshaw, is there any reasonable basis for any such action, proceeding or investigation.  Except as set forth in Schedule 5.11 of the Disclosure Schedule, neither the Company nor any Subsidiary thereof, (a) is subject to any judgment, order or decree of any court or governmental agency; (b) is engaged in any legal action to recover monies due it or for damages sustained by it, or (c) has received any opinion or memorandum or legal advice from counsel to the effect that any of them is exposed, from a legal standpoint, to any Liability which may be material to its business.  Schedule 5.11 of the Disclosure Schedule, also sets forth a complete and correct list and description of all material claims, suits, actions, proceedings and investigations made, filed or otherwise initiated in connection with the Company which have been resolved in the past two (2) years and the resolution thereof.  Prior to the execution of this Agreement, Earnshaw has delivered to Purchaser all responses of counsel for the Company or any Subsidiary thereof to auditors’ requests for information delivered in connection with the Audited Financial Statements (together with any updates provided by such counsel) regarding any suit, action, proceeding, investigation, arbitration, mediation, claim or order pending or threatened against, relating to or affecting the Company or its Subsidiaries.

5.12                           Compliance with Applicable Laws.  Neither the Company nor any Subsidiary thereof (a) is, or has been in the past five (5) years, in material violation of any Law in connection with the conduct, ownership, use, occupancy or operation of the Business or assets, including, without limitation, regarding any alleged failure to possess any license, Permit, authorization or other approval, (b) the Company or any Subsidiary thereof has not received notice of any such material violation, and (c) no facts or circumstances exist which would reasonably be expected to cause the Company or any Subsidiary thereof to be in any such material violation in the future, except as set forth on Schedule 5.12 of the Disclosure Schedule.

5.13                           Intellectual Property.  Schedule 5.13 of the Disclosure Schedule contains a complete and correct list of all patents, patent applications, patent disclosures, registered and unregistered trademarks, registered service marks, registered and unregistered tradenames and corporate names, domain names and websites, registered copyrights, and registrations, applications and renewals for any of the foregoing, and software (other than “off-the-shelf” commercial software), which comprise a portion of the Intellectual Property, including all registration numbers and dates and jurisdictions of registrations, if applicable, all licenses and other rights granted from or to any third party with respect to any Intellectual Property, and all such licenses and other rights granted by any third party to the Company or any Subsidiary thereof.  Except as set forth on Schedule 5.13 of the Disclosure Schedule, (a) the Company owns and possesses all right, title and interest in and to, or has a valid license to use, all of the intellectual property and proprietary rights and information necessary for the operation of the Business as presently conducted by the Company and its Subsidiaries, and none of such Intellectual Property has been abandoned; (b) each item of Intellectual Property owned or used by the Company and its Subsidiaries prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing, (c) no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property has been made, is currently outstanding or, to the knowledge of Earnshaw, is threatened, and, to the knowledge of Earnshaw, there is no reasonable basis for any such claim; (d) neither the Company nor any Subsidiary thereof, nor any registered agent of any of the foregoing has received any notices of, nor does Earnshaw have knowledge of any reasonable basis for, an allegation of any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property, nor has any such Person received any claims of infringement or misappropriation of or other conflict with any intellectual property of any third party; (e) neither the Company nor any Subsidiary thereof has infringed, misappropriated or otherwise violated any intellectual property of any third parties, nor does Earnshaw have knowledge of any infringement, misappropriation or conflict which will occur as a result of the transactions contemplated hereby; (f) to the knowledge of Earnshaw, no other Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, the Intellectual Property; (g) neither the Company nor any Subsidiary thereof is required to pay any fee, royalty or other compensation for the use of any third party intellectual property; and (h) neither the Company nor any Subsidiary thereof has granted any exclusive right with respect to any Intellectual Property.  All Intellectual Property owned by the Company or any Subsidiary thereof was created by employees of the Company or such Subsidiary within the scope of their employment, or by independent contractors who have assigned all of their rights in such Intellectual Property to the Company or such Subsidiary pursuant to written agreements set forth on Schedule 5.13 of the Disclosure Schedule.

5.14                           Conduct of Business.  Except as set forth on Schedule 5.14 of the Disclosure Schedule, since the Latest Balance Sheet Date, the Company has been conducted only in the ordinary course of business consistent with past custom and practice, and neither the Company nor any Subsidiary thereof has incurred any liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the Business, or the condition (financial or otherwise), assets, operations, operating results, prospects, employees or customer relations of the Company or any Subsidiary thereof, and no event has occurred that could reasonably be expected to have such an effect.  Without limiting the generality of the foregoing and except as set forth on Schedule 5.14 of the Disclosure Schedule, since the Latest Balance Sheet Date, none of the Company nor any Subsidiary has:

(a)                                  sold, assigned or transferred any material asset except for the sale of products in the ordinary course of business, or mortgaged, pledged or subjected any of material asset or the Leased Real Property to any Lien (other than Permitted Liens), charge or other restriction;

(b)                                 sold, assigned, transferred, abandoned or permitted to lapse any licenses or Permits, any Intellectual Property or other material intangible assets, or disclosed any material proprietary confidential information to any person, granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(c)                                  made or granted any increase in the compensation of any employee, or amended or terminated any existing employee plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan, or adopted any new Employee Benefit Plan;

(d)                                 conducted its cash management customs and practices (including, without limitation, the timing of collection of receivables and payment of payables and other current liabilities) and maintained the Books and Records other than in the usual and ordinary course of business consistent with past practice;

(e)                                  made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer, director, shareholder, agent or Affiliates, or paid or otherwise distributed funds to CW Earnshaw or any Affiliate thereof (excluding pursuant to and as required by the Real Estate Lease) in an amount in excess of $75,000 in the aggregate;

(f)                                    suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(g)                                 changed any pricing, investment, financial reporting, inventory, credit, allowance, Tax or accounting policy or practice, any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or its fiscal year;

(h)                                 declared, set aside or paid any dividend or distribution of cash, capital stock or other property to any stockholder or purchased, redeemed or otherwise acquired any shares of its capital stock, made any other payments to any stockholder or issued any capital stock or granted any other equity (or phantom equity or similar interest) interest or option or right to acquire any capital stock or other equity (or phantom equity or similar) interest;

(i)                                     entered into any other material transaction including but not limited to any merger, acquisition, joint venture, partnership or incurrence of any Indebtedness (other than trade payables incurred and leases entered into in the ordinary course of business consistent with past practice), or formed any other new arrangement for the operation of the Business, other than in the ordinary course of business consistent with past practice;

(j)                                     amended its certificate or articles of incorporation or bylaws (or other comparable corporate charter documentation), or engaged in any merger, consolidation reorganization, reclassification, liquidation, dissolution or similar transaction; or

(k)                                  committed to any of the foregoing.

5.15                           Absence of Questionable Payments.  To the knowledge of Earnshaw, neither the Company nor any Subsidiary thereof has, and none of their respective directors, officers, agents, employees, Affiliates or any other persons acting on their respective behalf has:  (a) used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable provincial, foreign, federal or state law; (b) accepted or received any unlawful contributions, payments, expenditures or gifts; or (c) established or maintained any fund or asset that has not been recorded in the Books and Records.

5.16                           Insurance.  Schedule 5.16 of the Disclosure Schedule is a correct and complete list and description, including policy numbers, carriers, risks insured, amounts of coverage, deductibles and expiration dates, of all insurance policies (with respect to liability, property, workers’ compensation, directors’ and officers’ liability or otherwise) of the Company or any Subsidiary, or of any Person (other than the Company or any subsidiary thereof) for the benefit of the Company or any Subsidiary thereof, correct and complete copies of which policies have previously been delivered to Purchaser.  Such policies are valid, binding and in full force and effect, and neither the Company nor any Subsidiary thereof is in default thereunder.  Such policies are, to the knowledge of Earnshaw, placed with financially sound and reputable insurers and provide insurance coverage (a) adequate to comply with all Laws and Material Contracts, and (b) in reasonably sufficient amounts against all risks usually insured against by companies operating similar businesses to the Business in similar localities where the Company or any Subsidiary thereof conducts the Business.  None of such insurance policies will, to the knowledge of Earnshaw, terminate, lapse or be materially modified (without or without the giving of notice or lapse of time) by reason of the transactions contemplated by this Agreement.  Neither the Company nor any Subsidiary thereof has, to the knowledge of Earnshaw, received any notice of cancellation or intent to cancel, or increase or intent to increase premiums, with respect to such insurance policies nor, to the knowledge of Earnshaw, is there any basis for any such action.  Schedule 5.16 of the Disclosure Schedule also contains a list of all pending claims filed by the Company or any Subsidiary thereof with any insurance company and any instances within the previous five (5) years of a denial of coverage of the Company or any Subsidiary thereof by any insurance company.  The Company has provided Purchaser with complete and correct descriptions of all claims made under any policies of insurance, whether or not currently in effect, for the last five (5) years.

5.17                           Permits.  Each of the Company and its Subsidiaries holds all material Permits and approvals of Governmental Authorities necessary or desirable for its current conduct, ownership, use, occupancy or operation of its assets, the Business and the Leased Real Property, all of which material Permits and approvals (along with the owner, the function and the expiration and renewal date of each) are listed on Schedule 5.17 of the Disclosure Schedule and complete and correct copies of which have previously been furnished to Purchaser.  Except as set forth on Schedule 5.17 of the Disclosure Schedule, upon the Closing, the Company and Purchaser will hold or will be able to obtain without undue expense or delay all material Permits and approvals of Governmental Authorities necessary or desirable for the current conduct, ownership, use or operation of the Company and its Subsidiaries their respective assets, the Business and the Leased Real Property.  Schedule 5.17 of the Disclosure Schedule contains a complete list and description of all material approvals, certifications and similar documents held by the Company or any Subsidiary thereof or applicable to its assets, the Business or the Leased Real Property from non-governmental entities which are required by any industry in which the Company or any Subsidiary thereof operates.  Except as set forth on Schedule 5.17 of the Disclosure Schedule, each of the Company and any Subsidiary thereof is and has been in the five (5) years immediately prior to the date hereof in compliance with all material Permits and approvals set forth on Schedule 5.17 of the Disclosures Schedule, all of which are valid, binding and in full force and effect, and none of the Company nor any Subsidiary thereof has received any notice to the contrary.  None of the Permits or approvals set forth on Schedules 5.17 of the Disclosure Schedule will require the consent, approval, novation or waiver of, or giving of notice to, any governmental entity or other third party in connection with the consummation of the transactions contemplated by this Agreement, and all such Permits and approvals will continue in full force and effect without any change or modification thereto after such consummation.

5.18                           Employee Benefit Plans.

(a)                                  Schedule 5.18(a) sets forth, a complete list of (i) all “employee pension benefit plans” as defined in Section 3(2) of ERISA which the Company or any Subsidiary thereof or any predecessor that operated the Business of the Company or any Subsidiary thereof has maintained, made contributions to, or with respect to which had any other liability (contingent or otherwise), and (ii) all Employee Benefit Plans other than “employee pension benefit plans” as defined in Section 3(2) of ERISA which the Company or any Subsidiary thereof or any predecessor that operated the Business of the Company has maintained, made contributions to, or with respect to which had any other liability (contingent or otherwise) at any time during the five (5) years prior to the date hereof.  Except for the Employee Benefit Plans of the Company described on Schedule 5.18(a), the Company has no liability or potential liability for any Employee Benefit Plan maintained or contributed to by a current or former Company Plan Affiliate.

(b)                                 The Company has delivered complete copies to Purchaser of (i) each written Employee Benefit Plan currently maintained by the Company or any Subsidiary thereof, as amended to the Closing, together with audited financial statements and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle with respect to each such plan; (iii) the most recent and any other determination letter, ruling or notice issued by or filed with any Governmental Authority with respect to such plan; (iv) the Form 5500 Annual Report and any PBGC Form 1 for the three (3) most recent plan years; (v) the most recent summary plan description or summary of modifications; and (vi) each other document, explanation or communication which describes any relevant aspect of any such plan that is not disclosed in previously delivered materials.  A description of any unwritten Employee Benefit Plans of the Company or any Subsidiary thereof, including a description of any material terms of such plan, is set forth in Schedule 5.18(a).  Each Employee Benefit Plan that is intended to be a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS on which it can rely and the Sellers have no knowledge of any facts or circumstances that would jeopardize such qualification.

(c)                                  Other than as set forth on Schedule 5.18(c), each Employee Benefit Plan of the Company and any Subsidiary thereof (A) has been in material compliance and currently complies in all material respects in form and in operation in all respects with all applicable requirements under ERISA, the Code or any other applicable Law, and in accordance with its terms; and (B) has been and is operated and funded in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.  The funding method used in connection with each Employee Benefit Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable.  No under-funded defined benefit plan has been transferred out of the controlled group of companies (within the meaning of Section 414(b) and (c) of the Code) of which the Company is, or was during the five (5) year period immediately prior thereto, a member.

(d)                                 Except as set forth in Schedule 5.18(d), neither the Company nor any predecessor that operated the Business of the Company or any Company Plan Affiliate has at any time participated in or made contributions to or had any other liability with respect to, a plan which is a “multiemployer plan” as defined in Section 4001 of ERISA, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Code Section 413(c), a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or, except as disclosed on Schedule 5.18(d), a plan which is subject to Title IV of ERISA.

(e)                                  Other than as set forth on Schedule 5.18(e), there are no actions, suits, investigations or claims pending or, to the knowledge of the Sellers, threatened with respect to any Employee Benefit Plan of the Company or any of its Subsidiaries, or the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, action, suit, investigation, or claim against any Employee Benefit Plan of the Company or any of its Subsidiaries, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan of the Company or any of its Subsidiaries or the assets thereof.

(f)                                    No Person has:  (A) entered into any non-exempt “prohibited transaction,” as defined in ERISA and the Code, with respect to an Employee Benefit Plan of the Company or any Subsidiary thereof; (B) breached a fiduciary obligation; or (C) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any such plan.

(g)                                 Except as disclosed on Schedule 5.18(g), no Employee Benefit Plan of the Company or any Subsidiary thereof provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Company or any Subsidiary thereof, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”)).  Except as described on Schedule 5.18(g), with respect to each Employee Benefit Plan required to be disclosed on Schedule 5.18(g), the Company has reserved the right to terminate each such Employee Benefit Plan with respect to future coverage without further liability to the Company or any Subsidiary thereof.

(h)                                 Except as set forth on Schedule 5.18(h), no Employee Benefit Plan of the Company or any Subsidiary thereof has incurred an “accumulated funding deficiency” as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the “PBGC”) (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; except as disclosed on Schedule 4.16(h), there has been no unwaived reportable event with respect to any Employee Benefit Plan of the Company or any Subsidiary thereof; the transactions contemplated herein will not result in a reportable event within the meaning of Section 4043 of ERISA with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan.

(i)                                     With respect to all periods prior to the Closing, the requirements of COBRA and the Health Insurance Portability and Accountability Act of 1996, as amended (HIPAA) have been satisfied with respect to each Employee Benefit Plan of the Company or any Subsidiary thereof.

(j)                                     No communication or disclosure has been made by Earnshaw, the Company or any Subsidiary thereof that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan of the Company or any Subsidiary thereof.

(k)                                  No Employee Benefit Plan of the Company or any Subsidiary thereof, or any other agreement program, policy or other arrangement by or to which the Company or any Subsidiary thereof is a party, is bound or is otherwise liable, by its terms or in effect could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(l)                                     Neither the Company nor any Subsidiary thereof is a party to, nor do any of them otherwise have any, or any potential for, any withdrawal liability under Section 4201 of ERISA with respect to any multiemployer plans.

(m)                               Schedule 5.18(m) sets forth as of the date hereof for each Employee Benefit Plan of the Company and any Subsidiary thereof, the extent to which the fair market value of the assets of each such plan that is a defined benefit pension plan is less than the present value of all vested and non-vested liabilities thereunder determined (i) in accordance with applicable PBGC methods, factors and assumptions applicable to a defined benefit pension plan terminating on such date, and (ii) on an on-going basis, determined using reasonable actuarial assumptions.  Schedule 5.18(m) sets forth a reasonable estimate of the required contributions and the ongoing under-funding of the Employee Benefits Plans of the Company and any Subsidiary thereof which are subject to Title IV of ERISA after the Closing Date for the next three (3) years using currently applicable methods, factors and assumptions permissible under Section 412 of the Code.

5.19                           Affiliate Transactions.  Except for the Real Property Lease and except as set forth in Schedule 5.19 of the Disclosure Schedule, neither Earnshaw nor any Affiliate of Earnshaw, has any direct or indirect interest (other than an equity interest of less than one percent (1%) of a publicly held company) in any competitor, supplier or customer of the Company or any Subsidiary thereof, or in any Person from whom or to whom the Company any Subsidiary thereof has leased any real or personal property or in any other Person with whom the Company or any Subsidiary thereof has any business relationship.  Except for transfers of cash, property or rights arising in the ordinary course pursuant to and in accordance with the terms of any employment or consulting agreements, complete and correct copies of which have previously been delivered to Purchaser, or the terms of which have been disclosed in the Disclosure Schedule.  Schedule 5.19 of the Disclosure Schedule sets forth the parties to and the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from the Company or any Subsidiary thereof from, to or for the benefit of Earnshaw or any Affiliate or former Affiliate of Earnshaw (“Affiliate Transactions”) during the period commencing January 1, 2003 through the date hereof, and any existing commitments of the Company or any Subsidiary thereof to engage in the future in any Affiliate Transactions.

5.20                           Health, Safety and Environment.

(a)                                  Compliance; Permits.  Except as set forth on Schedule 5.20(a) of the Disclosure Schedule, (i) each of the Company and any Subsidiary thereof is and at all times has been in compliance with all material Environmental and Safety Requirements applicable to their respective assets, the Business, the Leased Real Property and any facilities and operations thereon; (ii) each of the Company and any Subsidiary thereof possesses all material Permits required under applicable Environmental and Safety Requirements and relating to their respective assets, the Business, the Leased Real Property and any facilities and operations thereon; and (iii) each of the Company and any Subsidiary thereof is and at all times has been in compliance in respects with all requirements or conditions imposed under such material Permits.

(b)                                 No Hazardous Materials; No Releases.  Other than as set forth on Schedule 5.20(b) of the Disclosure Schedule, except in compliance with all applicable Environmental and Safety Requirements and in a manner and condition that would not give rise to liabilities or remedial obligations under applicable Environmental and Safety Requirements, (i) to the knowledge of Earnshaw, there are no Hazardous Materials on, in or under, or emanating from or affecting, the Leased Real Property or any facilities or operations thereon; (ii) neither the Company nor any Subsidiary thereof has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Material at the Leased Real Property; and (iii) to the knowledge of Earnshaw, there has been no Release of any Hazardous Material at, migrating onto or under, or emanating from the Leased Real Property.

(c)                                  No Other Conditions or Liabilities.  Except as set forth on Schedule 5.20 of the Disclosure Schedule, to the knowledge of Earnshaw, no conditions exist or have existed with respect to the Company or any Subsidiary thereof, or their respective assets, the Business, the Leased Real Property or any facilities or operations thereon and no events or activities have occurred with respect to the their respective assets, the Business, the Leased Real Property or any facilities or operations thereon which could reasonably be expected to interfere in any respect with or prevent continued compliance in all respects with applicable Environmental and Safety Requirements, give rise to any common law or statutory Liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Company or any Subsidiary thereof, their respective assets, the Business, the Leased Real Property or any facilities or operations thereon relating to environmental conditions at or resulting from their respective assets, the Business, the Leased Real Property or any facilities or operations thereon.

5.21                           Employees; Salaries; Personnel Agreements, Plans and Arrangements.

(a)                                  Schedule 5.21(a) of the Disclosure Schedule contains a true, complete and correct list as of the date hereof setting forth (i) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company or any Subsidiary thereof on a salaried basis, (ii) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company or any Subsidiary thereof on an hourly or piecework basis, and (iii) the names and total annual compensation for all independent contractors who render material services on a regular basis to the Company or any Subsidiary thereof.  Except as set forth in Schedule 5.21(a) of the Disclosure Schedule, no person listed thereon has received any bonus or increase in compensation since the Latest Balance Sheet Date, and there has been no “general increase” in the compensation or rate of compensation payable to any employees of the Company or any Subsidiary thereof since the Latest Balance Sheet Date, nor since that date has there been any promise to the employees listed on Schedule 5.21(a) orally or in writing of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with the past compensation practices of the Company, and obligations incurred under existing Employee Benefit Plans or existing collective bargaining agreements of the Company.  Earnshaw has no knowledge that any employee of the Company or its Subsidiaries as of the date hereof will or may cease to be an employee because of the consummation of the transactions contemplated by this Agreement.

(b)                                 Except as listed in Schedule 5.21(b) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof is a party to or obligated with respect to any (a) outstanding material contracts with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement.  Correct and complete copies of all such documents previously have been furnished to the Purchaser.  Except as set forth in Schedule 5.21(b) of the Disclosure Schedule, no strike, picketing, work stoppage, work slow down, union organizational activity, notice to bargain, allegation, charge or complaint of unfair labor practice, employment discrimination or sexual harassment or other similar occurrence has occurred within the past five (5) years or is pending or, to the knowledge of Earnshaw, threatened, nor does Earnshaw have knowledge of any reasonable basis for any such allegation, charge, or complaint.  Each of the Company and any Subsidiary thereof has complied with all applicable Laws relating to the employment of labor, including provisions thereof relating to immigration status, wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes relating to the Company or any Subsidiary thereof.  Except as set forth on Schedule 5.21(b) of the Disclosure Schedule, there are no administrative charges or court complaints pending or, to the knowledge of Earnshaw, threatened in connection with the Company or any Subsidiary thereof before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.

(c)                                  Schedule 5.21(c) of the Disclosure Schedule contains a true, complete and correct list of all employee and other fringe benefits and other compensation provided by the Company or any Subsidiary thereof to the officers and directors of the Company or any Subsidiary thereof, other than employee and other fringe benefits provided to all employees of the Company and any Subsidiary thereof.

5.22                           Workers Compensation.  Schedule 5.22 of the Disclosure Schedule sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Company or any Company Plan Affiliate or predecessor of the Company currently pending, and the extent of any specific accrual on or reserve therefor set forth on the 2003 Audited Financial Statements, for (a) costs, expenses and other liabilities under any workers compensation Laws, requirements or programs and (b) any other medical costs and expenses.  Except as set forth on Schedule 5.22 of the Disclosure Schedule, to the knowledge of Earnshaw, no claims, injuries, fact, event or condition exists which could give rise to a claim by employees, leased employees or former employees (including dependents and spouses) of the Company or any Company Plan Affiliates under any workers compensation Laws, requirements or programs or for any other medical costs and expenses.

5.23                           Taxes.  Except as set forth on Schedule 5.23 of the Disclosure Schedule or reserved for on the 2003 Audited Financial Statements, all Taxes due and payable by the Company or any Subsidiary thereof, including, but not limited to, Taxes for which they may be liable by virtue of having been a member of any Affiliated Group, have been paid in full.  The liability for Taxes of the Company and its Subsidiaries reflected in the 2003 Audited Financial Statements is, sufficient in all respects to provide for all interest, penalties, assessments or deficiencies which were due and unpaid and the appropriate accrual for other unpaid Taxes not yet due.  All Tax Returns that are required to have been filed by the Company or any Subsidiary thereof have been filed in a timely manner and such returns are complete and correct in all respects.  Any deficiencies proposed as a result of any governmental audits have been paid or settled, and there are no present disputes as to Taxes payable by the Company or any Subsidiary thereof.  There are no unexpired waivers of any statute of limitations with respect to any Taxes by the Company or any Subsidiary thereof, and neither the Company nor any Subsidiary thereof is a party to any action or proceedings by any Governmental Authority for the collection or assessment of Taxes.  Each of the Company and any Subsidiary thereof has, timely withheld and paid all Taxes required to be paid or owing with respect to any payment to any officer, shareholder, director, current or former employee, independent contractor or third party.  Neither the Company nor any Subsidiary thereof is, a party to or bound by any agreement requiring, or otherwise responsible for, the sharing or payment by the Company or any Subsidiary thereof of Taxes of another Person.  None of Earnshaw, the Company nor any Subsidiary thereof is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

5.24                           Accounts Receivable and Accounts Payable.

(a)                                  All accounts receivable of the Company and any Subsidiary thereof reflected on the balance sheet included in the 2003 Audited Financial Statements, and all accounts receivable arising subsequent to the date thereof, represent sales actually made or services actually performed in the ordinary course of business or legal, valid and binding claims against the respective debtors as to which full performance has been rendered.  Unless paid or written off in the ordinary course of business in accordance with past practice prior to the Closing Date, such accounts receivable will be as of the Closing Date collectible net of respective reserves against such accounts receivable for returns, allowances, chargebacks and bad debts, which such reserves are commercially reasonable and have been determined in accordance with GAAP.  Except to the extent reserved against any accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the knowledge of Earnshaw, threatened.  Schedule 5.24 of the Disclosure Statement sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of accounts receivable of the Company and its Subsidiaries.  Except as disclosed on Schedule 5.24 of the Disclosure Schedule, all steps reasonably necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company or a Subsidiary thereof, as the case may be, a perfected security interest in the related collateral, have been taken.

(b)                                 The accounts payable of the Company and any Subsidiary thereof reflected on the balance sheet included in the 2003 Audited Financial Statements, and all accounts payable arising subsequent to the date thereof, arose or will arise from bona fide transactions in the ordinary course of business.  The accrued liabilities of the Company and any and Subsidiary thereof have been incurred in the ordinary course of business consistent with past practice.

5.25                           Product Warranties.  Except as set forth on Schedule 5.25 of the Disclosure Schedule, all products designed, produced, licensed, sold, maintained, serviced or distributed by the Company or any Subsidiary thereof (the “Products”) at any time on or prior to the date hereof, are in material compliance with all express or implied warranties of the Company or such Subsidiary, as the case may be, and no material liability exists for replacement thereof, recall or other damages in connection with such sales or deliveries at any time prior to the date hereof (except as may be reflected or reserved for in the 2003 Audited Financial Statements).  Except as set forth on Schedule 5.25 of the Disclosure Schedule, neither the Company nor any Subsidiary thereof has been notified of any claims for and, to the knowledge of Earnshaw, there are no threatened claims for, any product returns, recalls, warranty obligations or product services relating to any of the Products or services provided by the Company or any Subsidiary thereof.

5.26                           Customers.

(a)                                  Schedule 5.26 of the Disclosure Schedule is a complete list by aggregate dollar value of sales made or services provided within each of the most recently completed fiscal year and the current fiscal year-to-date of the Company, to each customer of the Company and its Subsidiaries whose annual purchases exceed, in the aggregate, $1,200.  Except as set forth on Schedule 5.26, since January 1, 2003, no such customer has canceled or otherwise terminated or materially and adversely modified, or to the knowledge of Earnshaw, threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with the Company or any Subsidiary thereof.  Since January 1, 2003, neither the Company nor any Subsidiary thereof has received any notice, nor does Earnshaw have knowledge, that any such customer (i) intends to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary thereof on account of the transactions contemplated by this Agreement, the Transaction Documents or otherwise, or (ii) is threatened with bankruptcy or insolvency.

(b)                                 There is no existing material dispute between the Company or any Subsidiary thereof, on the one hand, and any customer, supplier, distributor, representative, agent or other contractor on the other hand.  Neither the Company nor any Subsidiary thereof has granted or agreed to provide any sales, trade or product promotion allowances, rebates or similar product promotions or incentives, and neither the Company nor any Subsidiary thereof has any liability or obligation with respect to any of the foregoing, except in each case as set forth on Schedule 5.26 of the Disclosure Schedule.

5.27                           Bank Accounts.  Schedule 5.27 of the Disclosure Schedule is a complete and correct list of each bank or financial institution in which the Company or any Subsidiary thereof has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.

5.28                           Brokers’ or Finders’ Fee.  Other than WFG Capital Advisors LP, no agent, broker, investment banker, Person or firm acting on behalf of Earnshaw or the Company, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

5.29                           Corporate Names; Business Locations.  During the past five (5) years, (a) except as set forth on Schedule 5.29 of the Disclosure Schedule, neither the Company nor any Subsidiary thereof has been known as or used any fictitious or trade names, and (b) neither the Company nor any Subsidiary thereof has had an office or place of business other than as set forth on Schedule 5.29 of the Disclosure Schedule.  Neither the Company nor any Subsidiary thereof has been the surviving corporation of a merger or consolidation other than as set forth on Schedule 5.29 of the Disclosure Schedule.

5.30                           Indebtedness; Expenses; Company SAR Plan.  Neither the Company nor any Subsidiary thereof has any Indebtedness other than as set forth on Schedule 5.30, which schedule sets forth the amounts owing with respect to all Indebtedness of the Company and its Subsidiaries, including any prepayment penalty in connection therewith, and an identification of each lender with respect thereto.  Schedule 5.30 also sets forth (a) the amounts of all fees, expenses and costs incurred by the Sellers and the Company through the Closing Date with respect to Stoel Rives LLP and WFG Capital Advisors LP in connection with the transactions contemplated hereby, and (b) the amounts necessary to fully fund vested rights pursuant to The LifeLink Corporation Stock Appreciation Rights Plan, assuming accelerated vesting of all rights thereunder as of the Closing Date.

5.31                           Securities Law Representations.

(a)                                  CW Earnshaw is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Purchaser Shares, including investments in securities issued by the Purchaser, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Purchaser Shares.  CW Earnshaw is not relying, in making its decision to purchase the Purchaser Shares, on any oral representations or statements made by the Purchaser’s personnel, and CW Earnshaw is relying solely on the information contained in the Disclosure Materials.  CW Earnshaw has carefully considered the potential risks relating to the Purchaser and a purchase of the Purchaser Shares, including the risks identified under “Risk Factors” in the Disclosure Materials, and fully understands that the Purchaser Shares are speculative and include a high degree of risk of loss.

(b)                                 CW Earnshaw is acquiring the Purchaser Shares for their own account for investment only, and has no present intention of distributing any of the Purchaser Shares nor any arrangement or understanding with any other persons regarding the distribution of such Purchaser Shares, or as would otherwise not be in violation of the Securities Act or any applicable state securities laws.

(c)                                  CW Earnshaw understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchaser Shares or the fairness or suitability of the investment in the Purchaser Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchaser Shares.

(d)                                 CW Earnshaw is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.  CW Earnshaw is able to bear the economic risk of an investment in the Purchaser Shares.

(e)                                  CW Earnshaw understands that the offer and sale of the Purchaser Shares to Earnshaw has not been and is not being registered under the Securities Act or any state securities laws, and the Purchaser Shares may not be offered for sale, sold, assigned, pledged, transferred or otherwise disposed of by CW Earnshaw unless (i) subsequently registered thereunder, (ii) CW Earnshaw shall have delivered to Purchaser an opinion of counsel, reasonably acceptable to Purchaser in a generally acceptable form, to the effect that such Purchaser Shares to be offered for sale, sold, assigned, pledged, transferred or otherwise disposed of may be so offered for sale, sold, assigned, pledged, transferred or otherwise disposed of pursuant to an exemption from such registration, or (iii) CW Earnshaw provides Purchaser with written reasonable assurance that such Purchaser Shares can be or are being offered for sale, sold, assigned, pledged, transferred or otherwise disposed of pursuant to, and in compliance with, Rule 144 under the Securities Act; provided, further, that in no event may the Purchaser Shares be offered for sale, sold, assigned, pledged, transferred or otherwise disposed of by Earnshaw in violation of Section 3.13 hereof.

(f)                                    CW Earnshaw understands that the certificates representing the Purchaser Shares purchased by CW Earnshaw hereunder, until the occurrence of an event described in Section 5.31(e)(i), (ii) or (iii), shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, (B) AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE COMPANY, IN A GENERALLY ACCEPTED FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (C) WRITTEN REASONABLE ASSURANCE THAT IT WILL BE DONE PURSUANT TO, AND IN COMPLIANCE WITH, RULE 144 UNDER SAID ACT.

(g)                                 CW Earnshaw will comply, at their own expense, with all applicable laws and regulations in any foreign jurisdiction in which it purchases, offers, sells or delivers any of the Purchaser Shares.

5.32                           Disclosure.  To the knowledge of Earnshaw, all material facts relating to the Business, the Company or any Subsidiary thereof, or their respective assets, condition (financial or otherwise), operations, prospects, employees or customer relations, or the ability of Earnshaw to consummate the transactions contemplated hereby, have been disclosed to Purchaser in this Agreement or the Transaction Documents.  None of the representations and warranties of Earnshaw set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits or other instruments delivered, or to be delivered, to the Purchaser as contemplated by any provision hereof (including, without limitation, the Transaction Documents), to the knowledge of Earnshaw, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE CHURCH

The Church hereby represents and warrants to Purchaser:

6.1                                 Ownership of Shares.  Each of the Shares owned by the Church was validly issued, and is a fully paid and non-assessable share of Common Stock of the Company, owned beneficially and of record as set forth on Schedule A, free and clear of all Liens.  Upon delivery to Purchaser of the certificates representing the Shares owned by the Church duly endorsed in blank or accompanied by a duly executed stock power, good and marketable title to each of such Shares will be sold, assigned, conveyed, transferred and delivered to Purchaser, free and clear of all Liens.  There are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the sale, purchase, redemption or other transfer of the Shares to be sold, assigned, conveyed, transferred and delivered by the Church to Purchaser hereunder.  With respect to the Shares indicated on Schedule A as owned by the Church, the Church has sole voting power and sole power of disposition and sole power to agree to all of the matters set forth in the Agreement, in each case with respect to all of the Shares so indicated on Schedule A as owned by the Church, with no limitations, qualifications or restrictions on such rights and powers, and the Church has not granted and will not grant such rights and powers to any other Person.

6.2                                 Authorization.

(a)                                  The Church is duly organized, validly existing and in good standing under the laws of the state of its organization, and has full power, right and authority to enter into and perform its respective obligations under this Agreement and each of the Transaction Documents, if any, to which it is a party.  The execution, deliver and performance by the Church of this Agreement and each of the Transaction Documents to which the Church is a party have been duly and property authorized by all requisite action in accordance with applicable law and with the organizational documents of the Church.  Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of the Church, has the power and authority to execute and deliver this Agreement and each of such Transaction Documents.  The Church is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(b)                                 This Agreement has been, and each of the Transaction Documents to be executed and delivered by or on behalf of the Church will be,  duly executed and delivered by the Church and constitutes or, in the case of the Transaction Documents, if any, will constitute when so executed and delivered, the legal, valid and binding obligations of the Church, enforceable against the Church in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws or equitable principles of general application to or affecting the enforcement of contractual rights generally, and statutes, rules or procedures and applicable case law limiting the availability or prescribing the procedural requirements for the exercise of remedies.

6.3                                 No Conflicts.  Neither the execution and delivery of this Agreement and the Transaction Documents by the Church nor the performance by the Church of the transactions contemplated hereby or thereby will:

(a)                                  violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of the Church;

(b)                                 violate or conflict with or result in a breach of any Law or material Permit of the Church, or conflict with or result in the breach of any of the terms, conditions or provisions thereof; or

(c)                                  require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

6.4                                 Litigation.  There is no proceeding or investigation pending or to the Church’s knowledge currently threatened that questions the right of the Church to enter into this Agreement or to consummate the transactions contemplated hereby or under the Transaction Document, and the Church is not aware of any basis for the foregoing.  The Church is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would affect the Church’s ability to enter into this Agreement or consummate the transactions contemplated hereby or by the Transaction Documents.

6.5                                 Brokers’ or Finders’ Fee.  Other than WFG Capital Advisors LP, no agent, broker, investment banker, Person or firm acting on behalf of the Church, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers:

7.1                                 Authorization.

(a)                                  Purchaser has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.  The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which Purchaser is a party have been duly and property authorized by all requisite action in accordance with applicable law and with the organizational documents of Purchaser.  Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of Purchaser has the power and authority to execute and deliver this Agreement and each of such Transaction Documents, to consummate the transactions contemplated hereby and thereby and to cause such Purchaser to perform its obligations hereunder and thereunder.

(b)                                 This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.  Each of the Transaction Documents to be executed and delivered by or on behalf of Purchaser will be duly executed and delivered by Purchaser, and when so executed and delivered, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

7.2                                 No Conflicts.  Neither the execution and delivery of this Agreement and the Transaction Documents by Purchaser nor the performance by Purchaser of the transactions contemplated hereby or thereby will:

(a)                                  violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Purchaser or any Subsidiary thereof;

(b)                                 violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

(c)                                  constitute (with or without notice or lapse of time or both) a default under or otherwise violate any material Permit, Contract, mortgage, note, bond, license or other instrument to which Purchaser or any Subsidiary thereof is a party or by which the properties or assets of any of the foregoing are bound;

(d)                                 constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Contract, mortgage, note, bond, license or other instrument to which Purchaser or any Subsidiary thereof is a party or by which the properties or assets of any such company are bound;

(e)                                  result in the creation or imposition of any Lien upon the Purchaser Shares or the assets of Purchaser or any Subsidiary thereof; or

(f)                                    require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

7.3                                 Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has full power and authority to carry on the business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease.  Purchaser is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the absence of such qualification would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Transaction Documents.

7.4                                 Brokers’ or Finders’ Fees.  No agent, broker, investment banker, Person or firm acting on behalf of Purchaser, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

7.5                                 Purchase of Shares for Investment.  Purchaser (or, if applicable, its assignee pursuant to Section 11.14) is acquiring the Shares for its own account for investment only, and has no present intention of distributing any of the Shares nor any arrangement or understanding with any other persons regarding the distribution of such Shares, or as would otherwise not be in violation of the Securities Act or any applicable state securities laws.

7.6                                 Purchaser Shares.  The Purchaser Shares have been duly authorized for issuance and sale to Earnshaw pursuant to this Agreement and, when issued and delivered by Purchaser pursuant to this Agreement against payment of the consideration set forth in this Agreement, will be validly issued and fully paid and nonassessable and free and clear of all pledges, liens and encumbrances.  The certificates evidencing the Purchaser Shares when delivered, will be in due and proper form under Delaware law.  The issuance of the Purchaser Shares is not subject to preemptive or other similar rights.  Subject to the accuracy of Earnshaw’s representations and warranties in Section 5.30 of this Agreement, the offer, sale and issuance of the Purchaser Shares in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act, and from the registration or qualification requirements of the laws of any applicable state or United States jurisdiction.

7.7                                 Financial Statements.  Purchaser has previously made available to the Sellers (through the SEC’s EDGAR filing system) copies of its Annual Report on Form 10-K for the year ended December 31, 2002, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003 (collectively, the “Disclosure Materials”) and the financial statements contained therein (collectively (and together with Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2003, if delivered under Section 4.4 prior to Closing), the “Purchaser Financial Statements”).  Subject, in the case of any unaudited Purchaser Financial Statements, to normal year-end adjustments and the absence of footnote disclosure, the Purchaser Financial Statements fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Purchaser as of the dates thereof, cash flows and changes in financial position for the periods then ended.

7.8                                 Litigation.  The Disclosure Materials describe all material proceedings involving the Purchaser.  There are no proceedings or investigations pending or, to the knowledge of Purchaser, threatened, against Purchaser or any of its properties or assets which, individually or in the aggregate, would have a material adverse effect on Purchaser or would prevent or delay the consummation of the transactions contemplated hereby or by the Transaction Documents.  Purchaser is not subject to any outstanding order which would have a material adverse effect on Purchaser or would prevent or delay the consummation of the transactions contemplated hereby or by the Transaction Documents.

7.9                                 Governmental Authorizations; Compliance with Legal Requirements.

(a)                                  Purchaser holds all governmental authorizations necessary for the lawful conduct of its businesses, except where the failure to so hold a governmental authorization would not, individually or in the aggregate, have a material adverse effect on Purchaser.  Purchaser is in compliance with the terms of any such governmental authorizations, except where the failure to so comply would not have a material adverse effect on Purchaser.

(b)                                 Except as disclosed in the Disclosure Materials, Purchaser is, and, at all times since December 31, 2002, has been, in compliance with all applicable Laws, except where the failure to so comply with such Laws has not had and could not reasonably be expected to have a material adverse effect on Purchaser.  No proceeding, investigation or review by any Governmental Authority with respect to Purchaser is pending or, to the knowledge of Purchaser, threatened, nor, to the knowledge of Purchaser, has any

Governmental Authority indicated an intention to conduct the same, other than, in each case, those which Purchaser reasonably believes will not have a material adverse effect on Purchaser.

7.10                           Environmental Matters.  Except as disclosed in the Disclosure Materials, Purchaser is in compliance with all applicable Environmental and Safety Requirements, which compliance includes the possession by the Purchaser of all material authorizations of Governmental Authorities required under applicable Environmental and Safety Requirements, and compliance with the terms and conditions thereto, except where the failure to comply with such Environmental and Safety Requirements or to posses or comply with such authorizations of Governmental Authorities would not have a material adverse effect on Purchaser.

7.11                           Disclosure.  None of the representations and warranties of Purchaser set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits or other instruments delivered, or to be delivered, to the Sellers as contemplated by any provision hereof (including, without limitation, the Transaction Documents), to the knowledge of Purchaser, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  The Disclosure Materials do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 8

CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION

8.1                                 Conditions Precedent to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of Purchaser.

(a)                                  No Breach of Covenants; True and Correct Representations and Warranties.  There shall have been no breach by the Sellers, the Company or any Subsidiary thereof in the performance of any of the obligations herein to be performed thereby in whole or in part prior to the Closing under this Agreement, the representations and warranties of the Sellers contained in this Agreement other than in Sections 5.1, 5.2, 5.4 and 5.5 shall be true and correct in all material respects as of the Closing (except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date), and the representations and warranties of the Sellers contained in Sections 5.1, 5.2, 5.4 and 5.5 shall be true and correct in all respects as of the Closing.

(b)                                 Delivery of Documents.  Purchaser shall have received all documents and other items to be delivered thereby under Section 9.2 of this Agreement.

(c)                                  No Legal Obstruction; Regulatory Consent.  No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business, the Company or any Subsidiary thereof after the Closing.  All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Purchaser and the Sellers to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, in form and substance reasonably satisfactory to Purchaser.

(d)                                 No Material Adverse Change.  There shall have been no material adverse change in the assets, condition (financial or otherwise), operating results, relationships with employees, business activities or prospects of the Company or any Subsidiary thereof, including the loss of any material customer (or in excess of 25% of any material customer’s business), nor shall there have been any occurrence or series of occurrences that individually or in the aggregate have the effect of materially reducing any Seller’s ability to perform its obligations hereunder or under the Transaction Documents.

(e)                                  Payoff Letters and Lien Releases.  Purchaser shall have received payoff letters with respect to the Indebtedness of the Company and its Subsidiaries set forth on Schedule 8.1(e), and evidence reasonably satisfactory to Purchaser of the release of the Liens, if any, on any assets securing such Indebtedness, including reasonable documentation from the beneficiaries of such Liens confirming the release of any such Liens;

(f)                                    Employment Agreement.  CW Earnshaw and the Company shall have executed and delivered an Employment Agreement providing for annual compensation to CW Earnhaw in an amount equal to $5,000, along with health benefits substantially similar to those offered to officers of Purchaser, substantially in the form of Exhibit 8.1(f) attached hereto (the “Employment Agreement”).

(g)                                 Resignations of Directors.  All members of the board of directors of the Company, as well as CW Earnshaw as Chairman of the Board, shall have tendered, effective as of the Closing, their resignations as same and delivered to the Company executed Release Agreements substantially in the form of Exhibit 8.1(g) attached hereto (the “Release Agreements”).

(h)                                 Release Agreements.  Each of CW Earnshaw and Colleen Earnshaw shall have executed and delivered to the Company a Release Agreement.

(i)                                     Broker Release Letter.  WFG Capital Advisors LP shall have executed and delivered to the Company a Release Letter setting forth the full amount owned to such firm through the Closing and releasing all claims against the Company and Purchaser other than payment of such amount.

(j)                                     Auditor Consent.  Niederhauser & Davis, LLC shall have executed and delivered an agreement to provide Purchaser, at no cost to the Company or Purchaser (other than for limited investigatory work in connection with the updating of any such consent), with a signed consent in customary form and substance to the inclusion of the financial statements of the Company audited by Niederhauser & Davis, LLC, and the accompanying auditor’s report, in any of Purchaser’s SEC filings as may be required following the Closing.

(k)                                  Walasek Promissory Note.  There shall have been transferred from the Company to Earnshaw that certain Promissory Note, dated April 21, 2003, made by William Walasek in favor of the Company in the original principal amount of $32,000.

(l)                                     CW Earnshaw Termination Agreement and Employment Compensation.  Each of the Company and CW Earnshaw shall have executed a Termination Agreement (the “Termination Agreement”), pursuant to which that certain oral employment agreement between the Company and Earnshaw shall have been terminated in exchange for the payment by wire transfer of immediately available funds the sum of $75,000 representing employment compensation to Earnshaw for the period from January 1, 2004 through the Closing Date.

(m)                               Company SAR Plan.  The Company SAR Plan shall have been terminated, and the Company shall have delivered evidence thereof satisfactory to the Purchaser.

8.2                                 Conditions Precedent to Obligations of the Sellers.  The obligations of the Sellers under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Sellers.

(a)                                  No Breach of Covenants; True and Correct Representations and Warranties.  There shall have been no breach by Purchaser in the performance of any of the obligations herein to be performed thereby in whole or in part prior to the Closing under this Agreement, the representations and warranties of Purchaser contained in this Agreement other than in Sections 7.1 and 7.3 shall be true and correct in all material respects as of the Closing (except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date), and the representations and warranties of Purchaser contained in Sections 7.1 and 7.3 shall be true and correct in all respects as of the Closing.

(b)                                 Delivery of Documents.  The Sellers shall have received all documents and other items to be delivered thereby under Section 9.3 of this Agreement.

(c)                                  No Legal Obstruction; Regulatory Consent.  No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or

(iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business, the Company or any Subsidiary thereof after the Closing.  All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Purchaser and the Sellers to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given.

(d)                                 No Material Adverse Change.  There shall have been no material adverse change in the assets, condition (financial or otherwise), operating results, relationships with employees, business activities or prospects of Purchaser, including the loss of any material customer (or in excess of 25% of any material customer’s business), nor shall there have been any occurrence or series of occurrences that individually or in the aggregate have the effect of materially reducing the Purchaser’s ability to perform its obligations hereunder or under the Transaction Documents, including the issuance of the Purchaser Shares, the payment of the Cash Purchase Price or the payment and performance of its obligations under the Secured Promissory Note.

8.3                                 Termination.

(a)                                  Termination of Agreement.  This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing under the following described circumstances:

(i)                                     upon the unanimous written consent of Purchaser and the Sellers;

(ii)                                  by Purchaser, if the conditions set forth in Section 8.1 hereof shall not be fully satisfied (unless such failure to satisfy results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement) or waived by Purchaser, or if the Closing shall not have occurred on or before February 27, 2004 (unless due to a default by Purchaser hereunder); or

(iii)                               by the Sellers, if the conditions set forth in Section 8.2 hereof shall not be fully satisfied (unless such failure to satisfy results primarily from any of the Sellers themselves breaching any representation, warranty or covenant contained in this Agreement) or waived by the Sellers, or if the Closing shall not have occurred on or before February 27, 2004 (unless due to a default by the Sellers hereunder).

(b)                                 Effect of Termination.  If this Agreement terminates pursuant to this Section 8.3, this Agreement shall become null and void, and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except for a breach of this Agreement; provided, however, the provisions contained in Sections 4.3, 11.8, 11.9, and 11.11 shall survive termination of this Agreement.  Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.3(a)(ii) or (iii), the Sellers will remain liable to

Purchaser for any breach of this Agreement by the Sellers existing at the time of such termination, and Purchaser will remain liable to the Sellers for any breach of this Agreement by Purchaser existing at the time of such termination, and the Sellers or Purchaser, as the case may be, may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

ARTICLE 9

CLOSING

9.1                                 Time and Place.  The transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m. local time on February 23, 2004 or at such other time or date as the parties hereto may mutually agree in writing (the “Closing Date”), at the offices of Katten Muchin Zavis Rosenman at 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661.

9.2                                 Deliveries of the Sellers.  At the Closing, the Sellers will deliver or cause to be delivered to Purchaser the items referred to in Section 8.1 above simultaneously with the following items:

(a)                                  Corporate Documents.  Articles of Incorporation or Certificates of Formation, as applicable, of each of the Company and any Subsidiary thereof, certified by the Secretary of State of the state of its formation as of a recent date, and the by-laws of each of the Company and any Subsidiary thereof, certified by the secretary of the Company or such Subsidiary, as applicable, as in effect at the Closing.

(b)                                 Certificates of Good Standing.  Certificates of Good Standing, dated as of a recent date, with respect to each of the Company and any Subsidiary thereof, issued by the Secretary of State of the state of its formation and by the Secretary of State of each jurisdiction in which the Company or such Subsidiary is qualified to do business as a foreign corporation.

(c)                                  Resolutions.  A copy of the resolutions of the Company certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of the Transaction Documents to which the Company is a party and the performance of the transactions to be performed by the Company as contemplated hereby and thereby.

(d)                                 Shares.  Certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto.

(e)                                  Opinion of Counsel.  An opinion of counsel for the Sellers, dated as of the Closing Date, in substantially the form of Exhibit 9.2(e) attached hereto.

(f)                                    Other Documents.  Such other documents and instruments as Purchaser reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered Purchaser shall be in form and substance reasonably satisfactory to Katten Muchin Zavis Rosenman, counsel for Purchaser.

9.3                                 Deliveries of Purchaser.  At the Closing, Purchaser will deliver to the Sellers the following items.

(a)                                  Certificate of Incorporation.  The Certificate of Incorporation of Purchaser, certified by the Secretary of State of the State of Delaware as of a recent date.

(b)                                 Certificates of Good Standing.  Certificates of Good Standing, as of a recent date, with respect to Purchaser and any Subsidiary thereof, issued by the Secretary of State of the state of its formation.

(c)                                  Resolutions.  A copy of the resolutions of Purchaser certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which such entity is a party and the performance of the transactions contemplated hereby and thereby.

(d)                                 Opinion of Counsel.  An opinion of counsel for Purchaser, dated as of the Closing Date, substantially in the form of Exhibit 9.3(d) attached hereto.

(e)                                  Secured Promissory Note.  The Secured Promissory Note, duly executed by Purchaser.

(f)                                    Security Agreement. A security agreement executed by Purchaser and the Company granting CW Earnshaw a security interest in the assets of the Company, including all tangible and intangible property of the Company, for the purpose of securing the performance of Purchaser’s obligations under the Secured Promissory Note, substantially in the form of Exhibit 9.3(f) attached hereto (the “Security Agreement”).

(g)                                 Stock Security Agreement. A stock security agreement executed by Purchaser granting CW Earnshaw a security interest in the stock of the Company, for the purpose of securing the performance of Purchaser’s obligations under the Secured Promissory Note, substantially in the form of Exhibit 9.3(g) attached hereto (the “Stock Security Agreement”).

(h)                                 Purchaser Shares.  Executed instructions from Purchaser to Purchaser’s transfer agent to issue the Purchaser Shares to CW Earnshaw in the amount set forth on Schedule A as promptly as practicable, but no later than five (5) Business Days, following the Closing.

(i)                                     Cash Purchase Price.  The Cash Purchase Price by wire transfer of immediately available funds in accordance with Schedule A hereto.

(j)                                     Other Documents.  Such other documents and instruments as the Sellers reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to the Sellers shall be in form and substance reasonably satisfactory to Stoel Rives LLP, counsel for Earnshaw, and Kirton & McConkie, counsel for the Church.

ARTICLE 10

INDEMNIFICATION

10.1                           Indemnification by Earnshaw.  Earnshaw, on behalf of themselves and their respective heirs, successors and assigns, hereby agree, jointly and severally, to indemnify each of Purchaser, the Company, its Subsidiaries and the Affiliates of the foregoing, and their respective directors, stockholders, officers, partners, employees, agents, lenders, representatives, successors and assigns (the “Purchaser Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, Taxes, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”), which any Purchaser Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:

(a)                                  any misrepresentation or breach of any representation or warranty made by Earnshaw in this Agreement, including, without limitation, Article V hereof, (after giving effect to any disclosure made by Earnshaw in the Disclosure Schedule or in any amendment to the Disclosure Schedule delivered on or before the Closing), including the schedules and exhibits, certificates or other instruments or documents furnished to Purchaser by Earnshaw in connection herewith;

(b)                                 any nonfulfillment or breach of any covenant or agreement on the part of Earnshaw under this Agreement or other instruments or documents delivered by Earnshaw in connection herewith, including, without limitation, the Transaction Documents

(c)                                  any claim or obligation arising in respect of Indebtedness of the Company or any Subsidiary thereof incurred or existing prior to or as of the Closing;

(d)                                 any claim for payment of fees, expenses or other Liabilities owed to the legal or financial professionals of any of the Sellers or the Company or any Subsidiary thereof, or any broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement or the transactions contemplated hereby based upon any alleged agreement between the claimant and any Seller or the Company or any Subsidiary thereof, or any Affiliate of any of the foregoing, in excess of the amounts for such fees, expenses and other Liabilities set forth on Schedule 2.2(a);

(e)                                  any claim for payment arising out of or in connection with the Company SAR Plan in excess of the amounts for such payments set forth on Schedule 2.2(a);

(f)                                    any claim for payment of any Taxes due and payable by the Company or any Subsidiary thereof for the period between January 1 and December 31, 2003;

(g)                                 any claim arising out of allegations of fraud on the part of the Company or any of its Subsidiaries or any of such entity’s respective directors, officers or employees prior to or as of the Closing; or

(h)                                 any proceeding or action relating directly or indirectly to any breach, alleged breach, liability or matter of the type referred to in Section 10.1(a), (b), (c), (d), (e), (f) or (g).

The rights of the Purchaser Indemnified Parties to indemnification under Sections 10.1(c), (d), (e) and (f) shall apply notwithstanding that the matter in question may be disclosed in a Schedule to this Agreement or in any Transaction Document or may be otherwise known by Purchaser or its Affiliates, or may be the subject of, excluded from or beyond the scope of any representation or warranty of the Sellers in this Agreement.

10.2                           Indemnification by the Church.  The Church and Earnshaw, jointly and severally, on behalf of themselves and their respective heirs, successors and assigns, hereby agrees to indemnify each of the Purchaser Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for any and all Losses which any Purchaser Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:

(a)                                  any misrepresentation or breach of any representation or warranty made by the Church in this Agreement (after giving effect to any disclosure made by the Church in any disclosure schedule), including the schedules and exhibits, certificates or other instruments or documents furnished to Purchaser by the Church in connection herewith;

(b)                                 any nonfulfillment or breach of any covenant or agreement on the part of the Church under this Agreement or other instruments or documents delivered by the Church in connection herewith, including, without limitation, the Transaction Documents;

(c)                                  any proceeding or action relating directly or indirectly to any breach, alleged breach, liability or matter of the type referred to in Section 10.2(a) or (b).

10.3                           Indemnification by Purchaser.  Purchaser, on behalf of itself and its respective successors and assigns, hereby agrees to indemnify the Sellers and their respective Affiliates, shareholders, directors, officers, partners employees, agents, representatives, successors and permitted assigns (the “Seller Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

(a)                                  any misrepresentation or breach of any representation or warranty made by Purchaser in this Agreement, including the schedules and exhibits, certificates or other instruments or documents furnished to the Sellers by Purchaser in connection herewith;

(b)                                 any nonfulfillment or breach of any covenant or agreement on the part of Purchaser under this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to the Sellers by Purchaser;

(c)                                  any claim for payment of fees, expenses or other Liabilities owed to Purchaser’s legal or financial professionals or any broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and the Purchaser or any Subsidiary thereof, or any Affiliate of any of the foregoing;

(d)                                 any claim arising out of allegations of fraud on the part of Purchaser or any of its Subsidiaries or any of such entity’s respective directors, officers or employees prior to or as of the Closing; or

(e)                                  any proceeding or action relating directly or indirectly to any breach, alleged breach, liability or matter of the type referred to in Section 10.3(a), (b), (c) or (d).

10.4                           Indemnification Procedure for Third Party Claims.  In the event that, subsequent to the Closing, any person or entity entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such claim to the Indemnifying Party after learning of such claim.  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) Business Days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.

(a)                                  In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15-day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith but only upon the terms and conditions of this section 9; provided, however, that the

Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding.

(b)                                 In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  (Any fees or costs incurred by the Indemnified Party whilst engaging in such participation shall not be included within the calculation of its Losses for purposes of its entitlement to indemnification under this Section 10.4).  In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

(c)                                  Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim after assuming the defense of such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(d)                                 Notwithstanding Section 10.4(b), the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (iv) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

(e)                                  Any final judgment entered or settlement agreed upon in the manner provided herein shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

(f)                                    A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 10.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

10.5                           Indemnification Procedures for Non-Third Party Claims.  In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Direct Indemnification Notice”) describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement.  If the Indemnifying Party does not notify (the “Direct Indemnification Defense Notice”) the Indemnified Party in writing within fifteen (15) Business Days from its receipt of the Direct Indemnification Notice that the Indemnifying Party disputes such Direct Claim, the Direct Claim specified by the Indemnified Party in the Direct Indemnification Notice shall be deemed a liability of the Indemnifying Party hereunder.  If the Indemnifying Party has timely disputed such Direct Claim, as provided above, such dispute shall be resolved by litigation as provided in Sections 11.9 and 11.10 hereof.

10.6                           Certain Limitations on Remedies.

(a)                                  All representations and warranties of the parties hereto contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in full force and effect thereafter until the second (2nd) anniversary of the Closing Date, except the warranties and representations contained in (i) Sections 5.1, 5.2, 5.3, 5.4, 5.7, 5.8(a), 5.13, 5.23 and 5.31 shall survive until thirty (30) days after the longer of the expiration of all applicable statutes of limitations (including any amendments extending said statutes), and the latest date by law that any Person could bring a claim related to matters described by such sections of this Agreement, as a matter of law.  Unless a specified period is set forth in this Agreement or in a Transaction Document (in which event such specified period will control), all agreements and covenants contained in this Agreement and in any Transaction Documents will survive the Closing and remain in effect indefinitely.  Notwithstanding anything herein to the contrary, indemnification for any claim for which written notice as provided in this Article 10 has been timely given prior to the expiration of the representation and warranty upon which such claim is based as provided herein shall not expire, and such claim for indemnification may be pursued, until the final resolution of such claim in accordance with the provisions of this Article 10.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 10.6(b)), the Sellers shall not be liable to the Purchaser Indemnified Parties under Section 10.1 or Section 10.2, as the case may be, other than as a result of any misrepresentation or breach of any representation or warranty contained in Sections 5.1, 5.23, 5.28, 5.30 or 5.31, unless and until the Losses incurred by all Purchaser Indemnified Parties, in the aggregate, as a result thereof exceed, in the aggregate, $50,000 (the “Basket Amount”); provided, moreover, that in the event that such Losses exceed the Basket Amount, the Sellers shall only be liable to indemnify the applicable Purchaser Indemnified Party for all Losses incurred by such Purchaser Indemnified Party subject to indemnification obligations of the Sellers pursuant to Section 10.1 or Section 10.2, as the case may be (other than as a result of any misrepresentation or breach of any representation or warranty contained in Sections 5.1, 5.23, 5.28, 5.30 or 5.31), that is greater than the Basket Amount, up to, and not exceeding, the Cap Amount.  Notwithstanding the foregoing, the Basket Amount shall not apply to Losses in connection with fraud or any intentional breach by the Sellers of any representation or warranty.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 10.6(c)), no Seller shall be liable to the Purchaser Indemnified Parties under Section 10.1 or Section 10.2 , as the case may be, other than as a result of any misrepresentation or breach of any representation or warranty contained in Sections 5.1, 5.23, 5.28, 5.30 or 5.31, to the extent the amount of Losses paid to the Purchaser Indemnified Parties, in the aggregate, pursuant to Section 10.1 or Section 10.2, as the case may be (other than as a result of any misrepresentation or breach of any representation or warranty contained in Sections 5.1, 5.23, 5.28, 5.30 or 5.31), exceeds the Purchase Price in the aggregate (the “Cap Amount”).  Notwithstanding the foregoing, (i) the Church shall not be liable to the Purchaser Indemnified Parties under Section 10.2 to the extent the amount of Losses paid to the Purchaser Indemnified Parties, in the aggregate, pursuant to Section 10.2 exceeds the Church’s ratable allocation of the aggregate Purchase Price as set forth on Schedule A, and (ii) the Cap Amount shall not apply to Losses in connection with fraud or any intentional breach by the Sellers of any representations or warranties.

10.7                           Right of Set Off.  In addition to, and not in limitation of, Purchaser’s rights to indemnity as set forth in Section 10.7 hereof, Purchaser shall have the right to set off against any and all monies otherwise to be paid or delivered to Earnshaw from and after the Closing, any and all amounts for which Earnshaw is required to indemnify a Purchaser Indemnified Party pursuant to Sections 10.1 above.  The amount of such set off shall be determined in accordance with Sections 10.4 or 10.5 above.  The exercise of such right of set off by Purchaser in good faith will not constitute a breach of this or any other agreement between the parties.

ARTICLE 11

MISCELLANEOUS

11.1                           Notices, Consents, etc.  Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)	If to Earnshaw to:

1301 Little Kate Road
Park City, Utah 84060

with a copy to (which copy shall not constitute notice hereunder):

Stoel Rives LLP
201 South Main Street
Suite 1100
Salt Lake City, Utah 84111
Attention: Nathan W. Jones
Facsimile: (801) 578-6999

(b)		If to the Church to:

Corporation of the President of
The Church of Jesus Christ
of Latter-day Saints
50 East North Temple
Room 1514
Salt Lake City, Utah 84150
	Attention:	Greg Tarbet
	Facsimile:	(801) 240-1217

with a copy to (which copy shall not constitute notice hereunder):

Kirton & McConkie
60 East South Temple
Suite 1800
Salt Lake City, Utah 84111
	Attention:	Raeburn G. Kennard
	Facsimile:	(801) 321-4893

(c)		If to Purchaser to:

Ebix, Inc.
1900 East Golf Road, Suite 1200
Schaumburg, Illinois 60173
Attention: Richard J. Baum
Facsimile: (847) 619-4773

with a copy to (which copy shall not constitute notice hereunder):

Katten Muchin Zavis Rosenman
525 West Monroe Street
Suite 1600
Chicago, Illinois 60661
Attention: Matthew S. Brown
Facsimile: (312) 902-1061

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1)

Business Day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding Business Day after transmission by facsimile (provided a confirmation of delivery is emitted by such machine upon transmission).

11.2                           No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 10.

11.3                           Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.4                           Amendment and Waiver.  This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser, and provided that any such amendment or waiver will be binding upon the Sellers only if such amendment or waiver is set forth in a writing executed by the Sellers.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.

11.5                           Further Assurances.  Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

11.6                           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, including counterparts bearing a facsimile signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.  The parties hereto intend that a facsimile signature copy on this Agreement shall have the same force and effect as an original signature.

11.7                           Expenses.  Each of the parties hereto shall pay all costs and expenses incurred or to be incurred by it in connection with the transactions contemplated hereby, and Earnshaw agrees to pay all costs and expenses of the Company incurred in connection with the transaction contemplated hereby, other than those costs and expenses set forth on Schedule 2.2(a), which shall be paid in accordance with Section 2.2(a).

11.8                           Governing Law; Venue; Service of Process.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity,

interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Illinois, without giving effect to provisions thereof regarding conflict of laws.  The parties hereto hereby submit to the exclusive jurisdiction of any federal or state court located within the County of Cook, State of Illinois over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and further agree that venue for all such matters shall lie exclusively in those courts.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have, including, but not limited to, any claim of forum non conveniens, to venue in the courts located in Cook County, Illinois.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of CW Earnshaw and Colleen Earnshaw hereby designates Berton Earnshaw, at 1301 Little Kate Road, Park City, Utah 84060, as their agent for purposes of service of process for any matter arising in connection with or relating to this Agreement or any of the Transaction Documents, and authorizes Berton Earnshaw to accept service of process on behalf of each of them.

11.9                           Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto.  The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury.  Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

11.10                     Specific Performance.  The parties hereto acknowledge that irreparable damage would result if this Agreement and the Transaction Documents were not specifically enforced, and they therefore consent that the rights and obligations of the parties hereto under this Agreement or the Transaction Documents may be enforced by a decree of specific performance issued by a court of competent jurisdiction.  Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement, the Transaction Documents or otherwise.

11.11                     Recovery of Attorney’s Fees.  In the event of any litigation between the parties hereto relating to this Agreement or the Transaction Documents, the prevailing party shall be entitled to recover its attorney’s fees and costs (including court costs) from the non-prevailing party; provided, that if both parties prevail in part, the attorney’s fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties’ claims.

11.12                     Headings.  The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

11.13                     Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party hereto, without the prior written consent of the other parties hereto; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Purchaser to assign its rights under this Agreement, in whole or in part, to any lender or lenders to any of Purchaser, the Company or any Subsidiary thereof as security for borrowings, at any time whether in connection with the Closing or following the Closing Date.

11.14                     Entire Agreement.  This Agreement, the Preamble and all the Schedules (including the Disclosure Schedules) and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof), and the Transaction Documents set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

11.15                     Interpretative Matters.  Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

11.16                     No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

11.17                     Publicity.  The parties agree that they shall not issue any announcement or press release relating, directly or indirectly, to the transactions contemplated hereby unless such announcement or release is mutually agreed to by each of the parties hereto.  Notwithstanding the foregoing, each party may release such information that is required of them pursuant to any Law; provided that such releasing party (prior to such release) immediately inform the other parties hereto regarding the requirement and content of such release.

11.18                     Knowledge.  Where any representation or warranty of Earnshaw contained in this Agreement is expressly qualified by reference “to the knowledge of Earnshaw,” “to Earnshaw ‘s knowledge” or words of similar import, it refers to the knowledge of each of Earnshaw, Andrea Brown, Lesa Hough, Christopher Nichols, Jeff Roberts, and Bill Walasek as to the existence or absence of facts or circumstances that are the subject of such representations and warranties, after due inquiry.

[end of document;
signature page follows]

60246264

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

Ebix, Inc.

By:	/s/ Richard J. Baum
Name:	Richard J. Baum
Title:	Chief Financial Officer

/s/ Craig Wm. Earnshaw
Craig Wm. Earnshaw

/s/ Colleen Earnshaw
Colleen Earnshaw

Corporation of the President of The Church of Jesus Christ of Latter-day Saints

By:	/s/ J. Bradley Anderson
Name:	J. Bradley Anderson
Title:	Authorized Agent